OFFICE SPACE LEASE

For

Horizon II, 3800 Horizon Boulevard, Bensalem, PA
by and between

HORIZON OFFICE DEVELOPMENT I, L.P.
(as Landlord)

and

WORLDGATE SERVICE, INC.
(as Tenant)

Date: March 24, 2010

i

44.	Miscellaneous.	43
45.	Additional Definitions.	44
46.	Renewal Option.	45
47.	Anti-Terrorism Provisions.	47
48.	ERISA.	47
49.	TENANT WAIVER.	47
50.	Early Termination.	48
51.	Tenant’s Right of First Offer.	49

ii

THIS OFFICE SPACE LEASE (this “Lease”) is made this 24th day of March, 2010 (the “Effective Date”) between HORIZON OFFICE DEVELOPMENT I, L.P., a Delaware limited partnership (herein referred to as “Landlord”) whose address is 2701 Renaissance Boulevard, 4th Floor, King of Prussia, PA 19406 and WORLDGATE SERVICE, INC., a Delaware corporation (herein referred to as “Tenant”) whose address is 3190 Tremont Avenue, Trevose, PA 19053.

PREAMBLE

BASIC LEASE PROVISIONS AND DEFINITIONS

In addition to other terms elsewhere defined in this Lease, the following terms whenever used in this Lease shall have only the meanings set forth in this Section, unless such meanings are expressly modified, limited or expanded elsewhere in this Lease.

A.    ADDITIONAL RENT shall mean all sums in addition to Fixed Basic Rent payable by Tenant to Landlord or to third parties pursuant to the provisions of the Lease.

B.    BROKER(S) shall mean Beacon Commercial Real Estate, LLC, on behalf of Tenant, and RealVest Advisors, L.P., on behalf of Landlord.

C.    BASE YEAR shall mean the period of twelve (12) consecutive months following the Commencement Date, provided that if the Commencement Date falls on a day other than the first (1st) day of a calendar month, the Base Year shall be the period of twelve (12) consecutive months following the first (1st) day of the calendar month following the Commencement Date.

D.    BUILDING shall mean the building known as Horizon II, 3800 Horizon Boulevard, Bensalem, PA, at the Horizon Corporate Center (the “Project”) and located on the Property containing approximately 214,679 rentable square feet of space as set forth on Exhibit B.  The Project is subject to that certain Amended and Restated Declaration of Protective Covenants and Reservation of Easements for Horizon Corporate Center dated June 24, 2005, as same may be amended from time to time, and that certain Declaration of Easements dated November 4, 2004, relating to a portion of Horizon Corporate Center as same may be amended from time to time (collectively, the “Declaration”).

E.    BUILDING HOLIDAYS shall be those holidays listed on Exhibit D to this Lease.

F.    COMMENCEMENT DATE shall have the meaning ascribed to such term in Section 4 of this Lease.

G.    EXHIBITS shall be the following, attached to this Lease and incorporated in this Lease and made a part of this Lease:

Exhibit A	Premises
Exhibit A-1	Tenant’s Reserved Parking Spaces
Exhibit B	Legal Description of Property
Exhibit C	Work Letter
Exhibit D	Building Holidays

Exhibit E	Janitorial Specifications
Exhibit F	Rules and Regulations
Exhibit G	Tenant Estoppel Certificate
Exhibit H	Confirmation of Lease Term
Exhibit I	Space Design Methodology
Exhibit J	Non Disclosure Agreement
Exhibit K	Guaranty Agreement
Exhibit L	Existing Lease
Exhibit M	Sketch of Proposed Monument Sign
Exhibit N	Form of Escrow Agreement
Exhibit O	Agreed Form of SNDRA with Current Lender
Exhibit P	Sample Early Termination Fee Calculation

H.    FIXED BASIC RENT shall be calculated and payable as follows:

Months	Rentable	Rate Per Rentable	Yearly	Monthly
	Square Feet	Square Foot	Rate	Installment
1–5	18,713	$0.00	$0.00	$0.00
6–17	18,713	$24.00	$449,112.00	$37,426.00
18–29	18,713	$24.50	$458,468.50	$38,205.71
30–41	18,713	$25.00	$467,825.00	$38,985.42
42–53	18,713	$25.50	$477,181.50	$39,765.13
54–65	18,713	$26.00	$486,538.00	$40,544.83
66–77	18,713	$26.50	$495,894.50	$41,324.54
78–89	18,713	$27.00	$505,251.00	$42,104.25

I. GUARANTOR shall mean WorldGate Communications, Inc.  Contemporaneous with the execution of this Lease, Guarantor shall execute a guaranty agreement in the form attached hereto as Exhibit K (the “Guaranty”).

J. PERMITTED USE shall mean engineering, research, development, laboratory and general office use and any other ancillary uses permitted by applicable law and for no other purpose, subject to all applicable laws and the provisions of this Lease.

K.    PREMISES shall be approximately eighteen thousand seven hundred thirteen (18,713) rentable square feet on the first level of the office portion of the Building (and the second floor of the overall Building) as set forth on Exhibit A to this Lease.

L.    PROPERTY shall mean the Building and the lot, tract or parcel of land on which the Building is situated and all improvements thereto as more particularly described on Exhibit B attached hereto.

M.    SECURITY DEPOSIT shall be equal to five (5) months of Fixed Basic Rent at the rate payable during months 6 through 17, subject to increase in accordance with Section 5(a) hereof, which shall be held in accordance with Section 41 of the Lease.

N.    INTENTIONALLY OMITTED.

O.    TENANT’S OPERATING EXPENSES SHARE shall mean 8.72% (calculated by dividing the total rentable square feet of the Premises by the total rentable square feet of the Building), subject to Landlord’s confirmation and adjustment of the rentable square feet contained within the Premises in accordance with Section 3 of the Lease.

P. TERM shall mean the period of time commencing on the Commencement Date (as defined in Section 4 of the Lease) and ending on the date which is seven (7) years five (5) months following the Commencement Date, plus the number of days remaining in the calendar month in which such date occurs unless otherwise terminated or extended pursuant to the terms of this Lease.

For and in consideration of the covenants contained in this Lease, and upon the terms and conditions set forth in this Lease, Landlord and Tenant, intending to be legally bound, agree as follows:

1.    Definitions.  The definitions set forth in the preceding Preamble shall apply to the same capitalized terms appearing in this Lease.  Additional definitions are contained in Section 45 and throughout this Lease.

2.    Premises.  Landlord hereby represents that it owns fee simple title to the Building and the Property.  Landlord hereby demises and leases the Premises to Tenant and Tenant hereby leases and takes the Premises from Landlord for the Term and upon the terms, covenants, conditions, and provisions set forth in this Lease, including the Preamble.  Tenant’s interest in the Premises as tenant shall include the right, in common with Landlord and other occupants of the Building, to use driveways, sidewalks, loading and parking areas, lobbies, hallways and other facilities which are located within the Property and which are designated by Landlord from time to time for the use of all of the tenants of the Building (the “Common Facilities”) as well as all the Common Elements as defined in the Declaration.  Tenant’s interest in the Premises shall include, at no cost to Tenant, the right to use up to four (4) parking spaces for every one thousand (1,000) rentable square feet within the Premises, which parking spaces shall all be unreserved except for four (4) parking spaces located in the areas shown on Exhibit A-1 which shall be reserved for Tenant’s exclusive use and labeled accordingly.

3.    Completion of Premises.  The Premises shall be completed in accordance with the Work Letter attached hereto as Exhibit C (the “Work Letter”).

Landlord shall notify Tenant in writing within thirty (30) days of Landlord’s receipt of all permits required to begin the Premises Work (as defined in the Work Letter) (the “Permit Notice”).  The “Target Date” shall be the date that is ninety (90) days after Landlord’s delivery to Tenant of the Permit Notice (the “Target Date”).

Except as expressly set forth herein, if the Premises are not Substantially Completed (as defined in the Work Letter) and delivered to Tenant on or before the Target Date for any reason, whether or not within Landlord’s control, Landlord shall not be subject to any liability to Tenant and no such failure to deliver the Premises by the Target Date or any other date shall in any respect affect the validity or continuance of this Lease or any obligations of Tenant hereunder or extend the Term.

Reference is hereby made to that certain Agreement of Lease (the “Current Lease”) between Tenant as tenant and 3190 Tremont LLC as landlord (the “Current Landlord”) executed on April 2, 2009, and Tenant represents and warrants that a true, accurate and complete copy of the Current Lease is attached hereto as Exhibit L.  In no event shall Tenant notify Current Landlord of its decision to terminate the Existing Lease, a copy of which termination notice shall be provided simultaneously to Landlord, prior to Tenant’s receipt of the Permit Notice.  In the event the Commencement Date does not occur within ninety (90) days of Landlord’s delivery to Tenant of the Permit Notice, Landlord will promptly reimburse Tenant (but in any event within ten (10) business days following Tenant’s notice thereof to Landlord) for the incremental, actual, out of pocket costs and expenses incurred by Tenant due to such delay, including (a) any holdover rent or holdover damages payable by Tenant under the Current Lease, provided that Landlord shall have the right to contact Current Landlord directly to mitigate or verify such damages and Tenant shall cooperate with Landlord at no out of pocket cost to Landlord in such efforts and (b) warehousing, storage, moving and subcontractor expenses, provided that Tenant shall use commercially reasonable efforts to mitigate the same.  If the Commencement Date does not occur within one hundred twenty (120) days of Landlord’s delivery to Tenant of the Permit Notice, then Landlord shall also credit Tenant with one day of free Rent (which shall be applied commencing on the first (1st) day of the sixth (6th) month of the Term) for each day that the Commencement Date is delayed beyond such one hundred twenty (120) day period.  If the Commencement Date does not occur within one hundred fifty (150) days of Landlord’s delivery to Tenant of the Permit Notice, then Tenant shall have the right to terminate the Lease upon written notice to Landlord, provided that Tenant may not deliver such termination to Landlord at any time after Landlord notifies Tenant in writing that the Premises are Substantially Completed.

Within fifteen (15) days following Substantial Completion of the Premises, Landlord shall have the Premises measured by Space Design, Incorporated in accordance with the Space Design methodology described on Exhibit I attached hereto.  If the rentable area of the Premises as so measured and certified is different than the area indicated in the Preamble, the Fixed Basic Rent and Tenant’s Operating Expenses Share shall be adjusted to reflect the actual rentable area of the Premises, but in no event shall the Fixed Basic Rent and Tenant’s Operating Expenses Share be increased by more than one hundred and three percent (103%) of the amounts set forth in this Lease as of the date hereof.

4.    Commencement Date.  The Term shall commence on the date (the “Commencement Date”) which is the later to occur of (a) the Target Date, or (b) three (3) days after the Premises are Substantially Completed.  Upon Landlord’s request, Tenant shall execute the Confirmation of Lease Term attached hereto as Exhibit H.

5.    Use of Premises.

a)  Tenant shall not be required to occupy the Premises throughout the Term and shall use the same for, and only for, the Permitted Use specified in the Preamble. Notwithstanding the foregoing sentence or anything to the contrary contained herein, but excluding a failure to occupy all or a substantial portion of the Premises pursuant to Section 12(c) as a result of a failure in HVAC, utilities or elevator service, Section 18 as a result of casualty or Section 21 as a result of condemnation if Tenant shall at any time during the Term not occupy all or a substantial portion of the Premises, then Tenant shall be required to provide Landlord with at least thirty (30) days prior written notice thereof, and, concurrent with the delivery of such written notice, Tenant shall increase the Security Deposit held by Landlord pursuant to the terms hereof by an incremental three (3) months of the then-applicable Fixed Basic Rent hereunder (or, if during the first five (5) months of the Term, then the Fixed Basic Rent applicable as of the sixth (6th) month of the Term).  Landlord represents and warrants that the zoning applicable to the Premises as of the date hereof permits the use of the Premises for the Permitted Use (the “Zoning Representation”).  Tenant shall not make, or permit to be made, any unseemly or disturbing noises or odors that interfere with other tenants or those having business with them and shall not interfere with other tenants or those having business with them.  Tenant shall keep all mechanical apparatus in the Premises free of vibration and noise which may be transmitted beyond the limits of the Premises.  Tenant shall not overload any floor or part thereof in the Premises or the Building, including any public corridors or elevators therein, bringing in, placing, storing, installing or removing any large or heavy articles, and Landlord may prohibit, or may direct and control the location and size of, safes and all other heavy articles, and may require, at Tenant’s sole cost and expense, supplementary supports of such material and dimensions as Landlord may deem necessary to properly distribute the weight.

b)  Landlord represents and warrants that nothing in the Declaration conflicts with the provisions of this Lease or would prevent Tenant from utilizing the Premises for the Permitted Use.  Notwithstanding anything to the contrary contained herein, to the extent that the Declaration is amended or modified at any time in a manner that would increase Landlord’s costs of compliance therewith, Tenant shall not be responsible for paying Tenant’s Operating Expenses Share or any other contribution towards such increased costs.  Notwithstanding anything to the contrary contained herein, Landlord shall not permit the Declaration to be amended or modified in any way that would prevent Tenant’s use of the Premises for engineering, research, development, laboratory and general office use and no amendment or modification to the Declaration shall increase Tenant’s liabilities or responsibilities beyond those set forth in this Lease or restrict Tenant’s rights in a manner that is inconsistent with the express provisions of this Lease.

6.    Fixed Basic Rent.  Commencing on the Commencement Date, Tenant shall pay, throughout the Term, the annual Fixed Basic Rent in the amount specified in the Preamble, without notice or demand and, except as otherwise contemplated by this Lease, without setoff, deduction, counterclaim or reductions, in equal monthly installments equal to one-twelfth (1/12) of the annual Fixed Basic Rent (specified as Monthly Installments in the Preamble), in advance, on the first day of each calendar month during the Term.  If the Commencement Date falls on a day other than the first day of a calendar month, the Fixed Basic Rent for the partial calendar month in which the free Fixed Basic Rent period expires and Fixed Basic Rent is first due and payable hereunder shall be due and payable for such month, apportioned on a per diem basis for the period between the five (5) month anniversary of the Commencement Date and the first day of the next first full calendar month in the Term and such apportioned sum shall be paid on the five (5) month anniversary of the Commencement Date.

7.    Real Estate Taxes and Operating Expenses.

a)  The following terms shall be defined as hereinafter provided:

(i)          “Real Estate Taxes” shall mean all taxes, liens, charges, imposts and assessments of every kind and nature, ordinary or extraordinary, foreseen or unforeseen, general or special, levied, assessed or imposed by any governmental authority with respect to the Building or allocated to the Building pursuant to the Declaration, as well as all fees or assessments payable on account of the Building being located in any special services district.  Notwithstanding the foregoing:

(1)  if at any time during the Term the present system of ad valorem taxation of real property shall be changed or supplemented so that in lieu of or in addition to the ad valorem tax on real property there shall be assessed on Landlord or the Building (or the Property and allocated to the Building pursuant to the Declaration) any tax of any nature which is imposed in whole or in part, in substitution for, addition to, or in lieu of any tax which would otherwise constitute a Real Estate Tax, such tax shall be included within the term “Real Estate Taxes,” but only to the extent that the same would be payable if the Property were the only property of Landlord.  Such tax may include, but shall not be limited to, a capital levy or other tax on the gross rents or gross receipts with respect to the Property, or a federal, state, county, municipal or other local income, franchise, profit, excise or similar tax, assessment, levy or charge measured by or based, in whole or in part, upon any such gross rents or gross receipts;

(2)  Real Estate Taxes shall also encompass all of Landlord’s expenses, including but not limited to attorney’s fees and expenses, incurred by Landlord in any effort to minimize Real Estate Taxes whether by contesting proposed increases in assessments, applying for the benefit of any tax abatement program available for the Property, appealing the denial of any such tax abatement, or contesting any challenge to the validity of any tax abatement program or its applicability to the Property or by any other means or procedures appropriate in the circumstances; provided, however, that under no circumstances shall Landlord have any obligation to undertake any contest, appeal or other procedure to minimize Real Estate Taxes or to obtain or maintain the benefits of any tax abatement program for the Property; and

(3)  except as otherwise provided in this Subsection 7(a)(i) above, there shall be excluded from Real Estate Taxes all net income, excess profit, excise, transfer, franchise, estate, succession and inheritance taxes, penalties due to Landlord’s lateness or failure to pay taxes when due and transfer taxes imposed on Landlord,  provided that any business privilege taxes shall be included in Real Estate Taxes.

(ii)          “Operating Expenses” shall mean

(1)  Any expenses incurred by Landlord in connection with the operation, repair, maintenance, protection and management of the Property that are in categories reasonably consistent with the practice (the “Industry Practices”) generally used by other landlords of Class A buildings in the same geographic market as the Building that are funded with institutional debt and equity sources and/or which are affiliated with publicly traded REITs, including by way of example rather than of limitation, the following:

(a)  Wages, salaries, fees and other compensation and payments and payroll taxes for all employees of Landlord who spend a significant amount of their employment (excluding independent contractors but including employees who do not work full time) performing services rendered in connection with the operation, repair, maintenance, protection and management of the Property, including, without limitation:  elevator operators; elevator starters; window cleaners; porters; janitors; maids; miscellaneous handymen; carpenters; engineers; firemen; mechanics; electricians; plumbers; landscapers; insurance risk managers; building superintendent and assistants; property manager; and clerical and administrative personnel, provided that the foregoing only shall be included in Operating Expenses in proportion to the amount of time that such employees spend performing services applicable to the Property versus the amount of time that such employees spend performing services applicable to other properties, if applicable.  Landlord may contract for any of the foregoing to be performed by independent contractors, in which event all sums paid to such independent contractors shall be included within Operating Expenses pursuant to Subsection 7(a)(ii)(1)(q) below.

(b)  The cost of employee uniforms, and the cleaning, pressing and repair thereof.

(c)  Cleaning costs for the Property, including the facade, windows and sidewalks, all costs for snow and rubbish removal and the costs of all labor, supplies, equipment and materials incidental to such cleaning.

(d)  Premiums and other charges incurred by Landlord with respect to all insurance relating to the Property and the operation and maintenance thereof, including without limitation:  all risk of physical damage or fire and extended coverage insurance; public liability insurance; elevator insurance; workers’ compensation insurance; boiler and machinery insurance; sprinkler leakage insurance; rent insurance; terrorism insurance (but only if then required by institutional lenders holding mortgages on comparable office properties); flood insurance; environmental insurance; health, accident, and group life insurance for employees at or below the level of property manager; and any other insurance reasonably required by Landlord’s unaffiliated institutional mortgage lenders.

(e)  Costs incurred for operation, service, maintenance, inspection, repairs and alterations of the Property, including the heating, air-conditioning, ventilating, plumbing, outdoor underground heating coils, electrical and elevator systems of the Building and the costs of labor, materials, supplies and equipment used in connection with all of the aforesaid items.

(f)  Sales and excise taxes and the like upon any of the expenses enumerated herein.

(g)  Management fees of the managing agent for the Building, if any, at prevailing market rates (even if Managing Agent is an affiliate), not to exceed four percent (4%) of gross rents.

(h)  The cost of tools, maintenance equipment and supplies and any replacement thereof reasonably necessary for maintenance, repair, protection, management and operation of the Property used exclusively for the Property.

(i)  The cost of repainting or otherwise redecorating the Common Facilities, and the cost of displays or decorations for the lobby, balconies and other public portions of the Property except for artwork or non-deminimis decorations.

(j)  The cost of telephone, facsimile and courier services, postage and delivery and overnight delivery charges, office supplies, maintenance and repair of office equipment, and similar costs, in each case used exclusively in connection with the operations of the Property.

(k)  The costs of licenses, permits and similar fees and charges required for the operation of the Building or the Property generally but excluding those specifically obtained for the occupancy of Tenant or a specific tenant.

(l)  Reasonable, documented auditing and accounting fees charged by third parties including accounting fees incurred in connection with the preparation and certification of the Operating Expense Statements, excluding fees incurred in connection with any audit requested by Tenant or other tenants of the Building.

(m)  All costs incurred by Landlord to comply with governmental requirements, whether federal, state or municipal but only to the extent first enacted or becoming applicable to the Property after the Commencement Date.

(n)  All costs and expenses associated with the acquisition and installation of any energy or cost saving devices but only to the extent of savings realized thereby.

(o)  Real Estate Taxes, as defined above.

(p)  Cost of independent contractors performing services at the Property including, but not limited to, cleaning, janitorial, window-washing, rubbish removal, security, landscaping, snow and ice removal services, electrical, painting, plumbing, elevator, heating, ventilation and air conditioning maintenance and repair and all reasonable fees due such independent contractors.

(q)  Reasonable, documented third party legal fees with respect to the Property other than those incurred in the negotiation or enforcement of tenant leases (including any defaults).

(r)  Any and all other expenditures of Landlord, including all repairs, replacements and improvements which are appropriate for the continued operation of the Building as a first-class building (including capital expenditures), which are properly expensed in accordance with generally applied real estate accounting practices consistently applied in accordance with Industry Practices with respect to the operation, repair, maintenance, protection and management of first-class office buildings in the locality of the Building.

(s)  If Landlord shall purchase any item of capital equipment or make any capital expenditure as described in Subsections 7(a)(ii)(1)(m), 7(a)(ii)(1)(n) or 7(a)(ii)(1)(r) above, (jointly the “Capital Expenditures”) then the costs for same shall be amortized on a straight line basis beginning in the year of installation and continuing for the useful life thereof, with a per annum interest factor equal to the rate of Interest on the date of purchase of any item described in Subsections 7(a)(ii)(1)(m), 7(a)(ii)(1)(n) or 7(a)(ii)(1)(r).  Only the amount of amortization for such costs shall be included in Operating Expenses for each Operating Year to which the amortization relates.  Tenant agrees that, except as expressly set forth herein, the determination by Landlord’s accountants of the useful life of the subject of such Capital Expenditures shall be made in accordance generally applied real estate accounting practices consistently applied in accordance with Industry Practices.  If Landlord shall lease such items of capital equipment, then the lease shall be included in Operating Expenses for each Operating Year in which they are incurred.  Notwithstanding the foregoing, as to subsection 7(a)(ii)(1)(n), Landlord may, in lieu of the above, elect to include up to the full amount of any such savings in each Operating Year (beginning with the Operating Year in which the equipment is placed in service) as an Operating Expense until Landlord has recovered thereby the cost of installation of said devices or equipment and interest thereon as above provided, even if the result of such application will result in the amortization of such costs over a period shorter than the useful life of such installation.  Landlord shall notify Tenant in writing if Landlord elects to apply such savings to the cost of such equipment and shall include a statement of the amount of such savings in the Operating Expense Statement for each applicable Operating Year.  Operating Expenses shall thereafter be reduced by the amount of any previous Capital Expenditures included therein expensed pursuant to this Subsection 7(a)(ii)(1)(s) when such amortization has been completed.

(t)  Fees or assessments payable by Landlord with respect to the Property or the Building pursuant to the Declaration.

(2)  Operating Expenses shall be “net” and, for that purpose, shall be reduced by the amounts of any reimbursement or credit received by Landlord with respect to an item of cost that is included within Operating Expenses (other than reimbursements to Landlord by tenants of the Building pursuant to operating expense provisions of any lease).

(3)  In determining Operating Expenses for any Operating Year, including the Operating Expenses for the Base Year, during which less than ninety-five percent (95%) of the rentable area of the Building shall have been occupied by tenants for more than thirty (30) days during such year, the actual Operating Expenses for such year that vary from time to time with occupancy and use, as reasonably determined by Landlord, shall be increased to the amount which normally would have been incurred for such Operating Year had such occupancy of the Building been ninety-five percent (95%) throughout such Operating Year, as reasonably determined by Landlord.  Notwithstanding the foregoing, in no event shall Landlord receive reimbursement of more than one hundred percent (100%) of the Building’s actual Operating Expenses as a result of the operation of this Subsection 7(a)(ii)(3) or otherwise.

(4)  Notwithstanding the provisions of Section 7(a)(ii)(1), “Operating Expenses” shall not include expenditures for any of the following:

(a)  Any capital expenditure, improvement or addition made to the Building, including the cost to prepare space for occupancy by a new tenant, except as set forth in Subsections 7(a)(ii)(1)(m), 7(a)(ii)(1)(n), 7(a)(ii)(1)(r) and 7(a)(ii)(1)(s) above.

(b)  Repairs or other work occasioned by fire, windstorm or other casualty or hazard if as a result thereof Tenant terminates this Lease pursuant to the terms hereof or, except for Landlord’s deductibles, to the extent that such risk was insured or was required by Landlord to be insured in accordance with the terms hereof or by Landlord’s unaffiliated mortgage lenders.

(c)  Leasing or brokerage commissions, costs, fines or penalties imposed as a result of late or delinquent payments, lease concessions (including rent abatements, and construction and improvement allowances), and advertising expenses incurred in leasing or procuring new tenants and any costs for preparing space for tenants of the Building (including, but not limited to, renovations, signage to the extent Landlord has agreed to pay for the same pursuant to Section 14 hereof or to the extent for the benefit specifically of tenants other than Tenant, any permit or license fees due in connection therewith or decorating costs).

(d)  Repairs or rebuilding necessitated by condemnation if as a result thereof Tenant terminates this Lease pursuant to the terms hereof or to the extent that Landlord has received condemnation proceeds for such repairs or rebuilding.

(e)  Depreciation and amortization of the Building, other than as permitted pursuant to Subsection 7(a)(ii)(1)(m), 7(a)(ii)(l)(n), 7(a)(ii)(l)(r), or (7(a)(ii)(l))(s).

(f)  The salaries and benefits of any individual with title or responsibilities higher than that of property manager for the Building.

(g)  Debt service payments on any indebtedness applicable to the Property, including any mortgage debt, cost of financing or refinancing.

(h)  Costs and expenses incurred in selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interests in the Building or Property.

(i)  Deductibles under Landlord’s insurance policies in excess of Twenty-Five Thousand Dollars ($25,000).

(j)  Any service specifically performed for Tenant or other tenants of the Building which is not generally offered to tenants of the Building.

(k)  Any expenses incurred in connection with any subdivision of the Property.

(l)  Penalties, fines or interest on any taxes required to be paid.

(m)  Advertising or promotional expenses incurred or dues paid to trade organizations.

(n)  Above-market management or independent contractor fees paid to affiliates of Landlord.

(o)  Costs and expenses of installing, operating or maintaining concessions on specialty services, such as a child-care facilities, dining facility or exercise room.

(p)  Costs and expenses in connection with rooftop communications equipment of Landlord or other persons, tenants, or occupants of the Building if such communications equipment is not generally available to all tenants or occupants of the Building.

(q)  Increased insurance premiums to the extent attributable to another tenant in the Building or insurance not customarily carried by other reasonably prudent landlords in comparable office properties in the surrounding market or customarily required by unaffiliated lenders holding mortgages on comparable office properties.

(r)  Costs and expenses associated with the clean-up of Hazardous Substances or environmental remediation of any kind unless caused by Tenant or its agents, employees, or contractors.

(s)  Costs and expenses associated with compliance with applicable laws or regulations to the extent of non-compliance as of the Commencement Date.

(t)  Costs, expenses, fines or penalties imposed upon Landlord for violating any law, rule or regulation in effect as of the Commencement Date or for breaching its obligations under any lease.

(u)  Costs and expenses to comply with or fulfill Landlord’s obligations with respect to any covenants, representations or warranties of Landlord, to the extent that Landlord has expressly agreed to pay for such items at its own cost and expense as expressly provided herein, including by way of example but not limitation the signage provided to Tenant pursuant to Section 14 hereof or the construction of the Premises Work excluding any Premises Work Costs (as defined in the Work Letter).

(v)  Costs and expenses associated with repairing latent defects at the Premises Work or the original construction of the Building or any costs for repair, maintenance or replacement of the floor slab of the Building, unless caused by improper loading or other misconduct by Tenant or its agents, employees, or contractors.

(w)  Costs and expenses arising from the grossly negligent act or willful misconduct of Landlord or its agents, or any other tenant, or any vendors, contractors, subcontractors or providers of materials or services selected, hired or engaged by Landlord or its employees, agents, partners and affiliates.

(x)  Interest on encumbrances; ground rents; expenditures for which Landlord is reimbursed by other third parties (for example, as reimbursed through insurance or a specific tenant request for an item of work); costs of any additions to the Building;

(y)  Costs and expenses arising from any commercial concession operated by Landlord or its employees, agents, partners and affiliates;

(z)  Costs and expenses of any parties, ceremonies or other events for tenants or third parties which are not tenants of the Building, whether conducted in the Building or in any other location;

(aa)  Reserves of any kind, including replacement reserves, and reserves for bad debts or lost rent or any similar charge not involving the payment of money to third parties;

(bb)  Entertainment and travel costs and expenses of Landlord or its employees, agents, partners and affiliates, except for travel in the ordinary course of business for personnel assigned to serve the Building;

(cc)  Costs and expenses to the extent that Landlord receives a credit, refund or discount for the same;

(dd)  Charitable contributions;

(ee)  Costs and expenses related to Landlord’s general overhead expenses to the extent such costs and expenses are not incurred in accordance with a sub-paragraph of Section 7(a)(ii)(1);

(ff)  Other categories of costs and expenses which would be inconsistent with Industry Practices provided that any costs and expenses which are listed in the sub-paragraphs of Section 7(a)(ii)(1) shall be deemed consistent with Industry Practices for all purposes of this Lease.

(iii)           “Operating Year” shall mean each calendar year occurring either in whole or in part during the Term.

(iv)           “Operating Expense Statement” shall mean a statement provided by Landlord, setting forth in reasonable detail:  (a) the Operating Expenses for the Operating Year (or portion thereof if less than a full Operating Year) immediately preceding the Operating Year in which the statement is issued, reasonably detailed by major categories and labeled as controllable or noncontrollable expenses, (b) Tenant’s Expense Payment (defined in Section 8) for such preceding Operating Year, prorated if only a part of the Operating Year falls within the Term, (c) the amount of payments made by Tenant on account of Tenant’s Expense Payment during such preceding Operating Year, (d) the amount of payments of the Monthly Operating Expense Estimate (defined in Subsection 8(a)(i)) made to date by Tenant in the Operating Year in which the Expense Statement is issued, and (e) the Monthly Operating Expense Estimate for the Operating Year in which the Operating Expense Statement is issued.

(v)           “Monthly Operating Expense Estimate” shall have the meaning specified in Subsection 8(a)(i)(1) hereof.

8.    Tenant’s Expense Payment.

a)  Commencing on the first day of the first month following completion of the Base Year, Tenant shall pay to Landlord as Additional Rent hereunder an amount equal to Tenant’s Operating Expenses Share of the total dollar increase, if any, in Operating Expenses for such Operating Year over the Operating Expenses for the Base Year (“Tenant’s Expense Payment”).  For any portion of an Operating Year less than a full twelve (12) month period occurring within the Term, Tenant’s Expense Payment shall be prorated on a per diem basis.  Notwithstanding anything in this Lease to the contrary, Landlord agrees that Tenant’s Expense Payment for Controllable Expenses (as defined below) for each Operating Year shall not increase by more than five percent (5%) over Tenant’s Expense Payment for such Controllable Expense for the prior Operating Year calculated on a per annum and not a cumulative basis.  For this purpose, “Controllable Expenses” are all Operating Expenses other than Real Estate Taxes, insurance, utilities, and snow and ice removal.

(i)           Such Additional Rent shall be paid (or credited) in the following manner:

(1)  Commencing on the first day of the first month following completion of the Base Year, and continuing thereafter during each Operating Year during the Term on the first day of each month until receipt of the next Operating Expense Statement, Tenant will pay Landlord an amount set by Landlord sufficient to pay Landlord’s estimate (reasonably based on the actual Operating Expenses for the preceding Operating Year and Landlord’s projections of any anticipated increases or decreases thereof) of Tenant’s Expense Payment for the current Operating Year (or remaining portion thereof) (the “Monthly Operating Expense Estimate”). The Monthly Operating Expense Estimate for a period less than a full calendar month shall be duly prorated.

(2)  Following the end of each Operating Year following the Base Year, Landlord shall furnish Tenant an Operating Expense Statement setting forth the information described in Subsection 7(a)(iv) above.  The date that is thirty (30) days following the receipt of such Operating Expense Statement shall be deemed the “Expense Share Date.”  Landlord shall diligently endeavor to furnish Tenant an Operating Expense Statement not later than one hundred and fifty (150) days following the end of each Operating Year.

(3)  On the first day of the first month following receipt by Tenant of any annual Operating Expense Statement and continuing thereafter on the first day of each succeeding month until the issuance of the next ensuing Operating Expense Statement, Tenant shall pay Landlord the amount of the Monthly Operating Expense Estimate shown on the Operating Expense Statement.

(4)  If on any Expense Share Date Tenant’s payments of the installments of the Monthly Operating Expense Estimate for the preceding year’s Operating Expenses are greater than Tenant’s Expense Payment for such preceding Operating Year, Landlord shall credit Tenant with any excess, which credit may be offset by Tenant against next due installments of Rent.  If on any Expense Share Date Tenant’s payments of the installments of the Monthly Operating Expense Estimate for the current Operating Year are greater than the Monthly Operating Expense Estimate as shown on the Operating Expense Statement, Landlord shall credit Tenant with an amount equal to the amount by which the Monthly Operating Expense Estimate for the current Operating Year as shown on the Operating Expense Statement multiplied by the number of months elapsed to date in the current Operating Year (including the month in which payment is made) is less than the aggregate amount of payments of the Monthly Operating Expense Estimate theretofore made in the Operating Year in which the Operating Expense Statement is issued.  If on any Expense Share Date, Tenant’s payments of installments of the Monthly Operating Expense Estimate for the preceding year’s Operating Expenses are less than Tenant’s Expense Payment for such preceding Operating Year, Tenant shall pay Landlord such amount on or prior to the Expense Share Date.  If on any Expense Share Date Tenant’s payments of the installments of the Monthly Operating Expense Estimate for the current Operating Year are less than the Monthly Operating Expense Estimate as shown on the Operating Expense Statement, Tenant shall pay to Landlord on or prior to the Expense Share Date an amount equal to the amount by which the Monthly Operating Expense Estimate for the current Operating Year as shown on the Operating Expense Statement multiplied by the number of months elapsed to date in the current Operating Year (including the month in which payment is made) is greater than the aggregate amount of payments of the Monthly Operating Expense Estimate theretofore made in the Operating Year in which the Operating Expense Statement is issued.  If the Term expires prior to the Expense Share Date for the applicable Operating Year and if Tenant’s payments of the Monthly Operating Expense Estimate exceed Tenant’s Expense Payment, Landlord shall send the Operating Expense Statement to Tenant, and a refund from Landlord to Tenant shall be made on the Expense Share Date.  If the Term expires prior to the Expense Share Date for the applicable Operating Year and if Tenant’s payments of the Monthly Operating Expense Estimate are less than Tenant’s Expense Payment, Landlord shall send the Operating Expense Statement to Tenant, and an appropriate payment from Tenant to Landlord shall be made on the Expense Share Date.  Notwithstanding the foregoing, Landlord shall be entitled in its sole discretion to credit any refund to which Tenant is entitled under this Subsection 8(a)(i)(4) to amounts owed by Tenant to Landlord under this Lease. The provisions of this Subsection 8(a)(i)(4) shall remain in effect notwithstanding any termination of this Lease.

(ii)           Any Operating Expense Statement or other notice from Landlord pursuant to Sections 7 and 8 shall be deemed approved by Tenant as correct unless, within one hundred eighty (180) days after the furnishing thereof, Tenant shall notify Landlord in writing that it disputes the correctness of the Operating Expense Statement or other notice, specifying in reasonable detail the basis for such assertion, or Tenant has delivered a notice of audit of Landlord’s books and records pursuant to Section 8(c) below.  Notwithstanding any dispute concerning any Operating Expense Statement or other notice, Tenant shall continue to make payments in accordance with said Operating Expense Statement pending the resolution of such dispute.

b)  Tenant shall pay all taxes imposed upon Tenant’s furnishings, trade fixtures, equipment or other personal property.

c)  Tenant shall have the right, at its sole cost and expense, to inspect and/or audit Landlord’s books and records with respect to Operating Expenses at Landlord’s place of business or such other place Landlord regularly maintains such books and records, within one hundred eighty (180) days following receipt of the Operating Expense Statement, provided Tenant shall only be permitted to inspect and/or audit Landlord’s books and records with respect to Operating Expenses for the Operating Year that is the subject of the Operating Expense Statement.  Tenant shall give Landlord not less than seven (7) days prior written notice of its intention to conduct any such audit.  In the event Tenant’s audit or inspection discloses that Landlord has overstated the Operating Expenses in any year by more than five percent (5%), unless Landlord establishes that such audit was manifestly in error, then Landlord shall reimburse Tenant promptly upon demand for the reasonable out-of-pocket costs incurred by Tenant in connection with the audit or inspection.  Unless Tenant provides Landlord a copy of such audit of inspection report within thirty (30) days of the completion thereof, Tenant shall be deemed to have waived the right to make any claims with respect thereto.  If Tenant's inspection or audit of Operating Expenses indicates that Tenant was overcharged for Operating Expenses, unless Landlord establishes that such audit was manifestly in error, Landlord shall promptly repay all such overpayment to Tenant.  Tenant shall maintain the confidentiality of the results of any audit and shall not retain an auditor or other representative for such audit on a contingent basis.

9.    Interest and Late Charge.  Landlord may charge a late payment charge of five percent (5%) of any installment of Fixed Basic Rent or Additional Rent that is not paid within ten (10) days after written notice that the same is past due, provided that Landlord shall not be required to provide Tenant with such written notice of past due payment obligations more than three (3) times in any twelve (12)-month period before assessing such a late payment.  Any amount due from Tenant to Landlord which is not paid when due shall bear interest (“Interest”) at an interest rate equal to the Prime Rate published from time to time in the Money Rates column of the Wall Street Journal plus four percent (4%) (or, if lower, the highest rate then allowed under the usury laws of the Commonwealth of Pennsylvania) from the date due until the date paid.  The right of Landlord to charge a late charge and interest with respect to past due installments of Fixed Basic Rent and Additional Rent is in addition to Landlord’s rights and remedies upon an event of default.  If a due date is not specified in the Lease for any amount payable by Tenant to Landlord hereunder, such due date shall be thirty (30) days from Tenant’s receipt from Landlord of an invoice therefor.

10. Insurance.

a)  Tenant’s Insurance.

(i)           Tenant covenants and represents, such covenants and representations being specifically designed to induce Landlord to execute this Lease, that during the entire Term, at its sole cost and expense, Tenant shall obtain, maintain and keep in full force and effect the following insurance:

(1)  “All Risk” property insurance against fire, theft, vandalism, malicious mischief, sprinkler leakage and such additional perils as are now, or hereafter may be, included in a standard extended coverage endorsement from time to time in general use in the Commonwealth of Pennsylvania upon property of every description and kind owned by Tenant and or under Tenant’s care, custody or control located in the Building, the Property or within the Premises or for which Tenant is legally liable or installed by or on behalf of Tenant, including by way of example and not by way of limitation, furniture, trade fixtures, fittings, installations and any other personal property (but excluding the work done by Landlord in connection with Exhibit C which is owned by Landlord) in an amount equal to the full replacement cost thereof.

(2)  Commercial General Liability Insurance coverage to include personal injury, bodily injury, broad form property damage, operations hazard, owner’s protective coverage, contractual liability, products and completed operations liability naming Landlord and Landlord’s Mortgagee (hereinafter defined) or trust deed holder as additional named insured in limits of not less than Five Million Dollars ($5,000,000.00) provided that if Tenant’s insurer charges Tenant an administrative charge for making a change to the name of such Landlord’s Mortgagee (hereinafter defined) or trust deed holder from time to time after Tenant’s initial delivery of a compliant insurance certificate to Landlord, then Landlord shall pay such administrative charge within thirty (30) days of receipt of the invoice from Tenant’s insurer.

(3)  Business interruption insurance in such amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or assumed by Tenant pursuant to this Lease or attributable to prevention or denial of access to the Premises or Building as a result of such perils.

(4)  Workers’ Compensation insurance in form and amount as required by law.

(5)  Any other form or forms of insurance or any increase in the limits of any of the aforesaid enumerated coverages or other forms of insurance as Landlord or the Mortgagees or ground lessors (if any) of Landlord may reasonably require from time to time, provided that such coverage is available at a commercially reasonable rate, if in the reasonable opinion of Landlord or said Mortgagees or ground lessors said coverage and/or limits become inadequate or less than that commonly maintained by prudent tenants in similar buildings in the area by tenants making similar uses.

(ii)           All property insurance policies shall be taken out with insurers rated A+XV (or if such ratings are not in effect, the equivalent thereof) by Best Rating Service, or any successor thereto (or if there be none, an organization having a national reputation) who are licensed to do business in Pennsylvania.  A policy or certificate evidencing such insurance together with a paid bill shall be delivered to Landlord on the earlier of (a) the Commencement Date hereof, or (b) Tenant’s or Tenant’s agents’ or employees’ entry onto the Premises pursuant to Section 6 of the Work Letter.  Such insurance policy or certificate will provide an undertaking by the insurers to notify Landlord and the Mortgagees of Landlord in writing not less than thirty (30) days prior to any material change, reduction in coverage, cancellation, or other termination thereof.  Should a certificate of insurance initially be provided a policy shall be furnished by Tenant within thirty (30) days of the Commencement Date.  The aforesaid insurance shall be written with a deductible no greater than Twenty-Five Thousand Dollars ($25,000).  Tenant’s insurance shall be primary and non-contributory to any insurance carried by Landlord or Landlord’s property manager or lenders.

(iii)           Tenant agrees that it will not keep or use or offer for sale in or upon the Premises or within the Property any article which may be prohibited by any insurance policy of Tenant or Landlord in force from time to time covering the Property or Premises.  In the event Tenant’s occupancy or conduct of business in or on the Premises or Property, whether or not Landlord has consented to the same, results in any increase in premiums for insurance carried from time to time by Landlord with respect to the Building, the Property or the Premises (or by the Association created in accordance with the Declaration with respect to the Property), Tenant shall pay such increase in premiums as Additional Rent within ten (10) days after being billed therefor by Landlord.  In determining whether increased premiums are a result of Tenant’s use and occupancy a schedule issued by the organization computing the insurance rate on the Property or Premises showing the components of such rate shall be conclusive evidence of the items and charges making up such rate.  Notwithstanding anything to the contrary contained herein, Landlord hereby confirms that, to Landlord’s knowledge, use of the Premises for the Permitted Use should not result in any such increase in premium, subject only to any ancillary uses of the Premises permitted by this Lease and which are atypical for office tenants, if any.  Tenant shall promptly comply with all reasonable requirements of Tenant’s and Landlord’s insurer relating to the Building, the Property or Premises.

(iv)           If any insurance policy carried Tenant as required by this Section 10 shall be cancelled or cancellation shall be threatened or the coverage thereunder reduced or threatened to be reduced in any way by reason of the use or occupation of the Premises or Building or any part thereof by Tenant or any assignee or subtenant of Tenant or anyone permitted by Tenant to be upon the Premises, and if Tenant fails to obtain alternative insurance coverage as required by this Section 10 or fails to remedy the conditions giving rise to such cancellation or threatened cancellation or reduction in coverage on or before the earlier of (i) five (5) business days after notice thereof from Landlord, or (ii) prior to such cancellation or reduction becoming effective, Tenant shall be in default and an event of default shall occur under this Lease and Landlord shall have all of the remedies available to Landlord pursuant to this Lease.  If any insurance policy carried by Landlord as required by this Section 10 shall be cancelled or cancellation shall be threatened or the coverage thereunder threatened or threatened to be reduced in any way by reason of the use or occupation of the Premises or Building or any part thereof by Tenant or any assignee or subtenant of Tenant or anyone permitted by Tenant to be upon the Premises, Landlord shall provide Tenant with written notice thereof promptly upon Landlord’s receipt of knowledge of such cancellation or threatened cancellation.  If Tenant fails to remedy the conditions giving rise to such cancellation or threatened cancellation or reduction in coverage on or before the earlier of (i) five (5) business days after notice thereof from Landlord or (ii) prior to such cancellation or reduction becoming effective, Tenant shall be in default and an event of default shall occur under this Lease and Landlord shall have all of the remedies available to Landlord pursuant to this Lease.

b)  Landlord’s Insurance.  Landlord covenants and agrees that throughout the Term it will insure the Property and the Building (excluding any property with respect to which Tenant is obligated to insure pursuant to Subsection 10(a)(i)(1) above, but including the Premises Work (as defined in Exhibit C to this Lease) against damage by perils covered by the all-risk “special form” property insurance and commercial general liability insurance in such reasonable amounts with such reasonable deductibles as required by any Mortgagee or ground lessor, or, if none, as would be carried by a prudent owner of a similar building in the area, provided that such property insurance must be for the full replacement cost of the Building and such commercial general liability insurance shall have a single limit of not less than Five Million Dollars ($5,000,000).  Landlord may, but shall not be obligated to, take out and carry any other forms of insurance as it or the Mortgagee or ground lessor (if any) of Landlord may reasonably require or reasonably determine available.  All insurance carried by Landlord on the Building in accordance with this Section 10(b) of the Lease or otherwise allocated to the Building pursuant to the Declaration or any contribution by Tenant to the cost of insurance premiums by Tenant as provided in Section 10(a)(iii) herein shall be included as an Operating Expenses pursuant to Section 8.  Notwithstanding its inclusion as an Operating Expense or any contribution by Tenant to the cost of insurance premiums by Tenant as provided in Section 10(a)(iii) herein, Tenant acknowledges that it has no right to receive any proceeds from any such insurance policies carried by Landlord although Landlord shall use such proceeds in the repair and reconstruction of the Building, the Property and the Premises.  Tenant further acknowledges that the exculpatory provisions of this Lease and the provisions of this Section 10 as to Tenant’s insurance are designed to insure adequate coverage as to Tenant’s property and business without regard to fault and avoid Landlord obtaining similar coverage for such loss for its negligence or that of its agents, servants or employees which would result in double coverage for the same perils includable as part of Operating Expenses which are payable in part by Tenant.  Landlord will not carry insurance of any kind on Tenant’s furniture or furnishings, or on any trade fixtures, equipment, appurtenances or improvements of Tenant under this Lease (other than the Premises Work (as defined in Exhibit C to this Lease)), and Landlord shall not be obligated to repair any damage thereto or replace the same.

c)  Waiver of Subrogation.  Any policy or policies of fire, extended coverage or similar casualty insurance, which either party obtains in connection with the Premises, Building or Property as required by this Lease shall include a clause or endorsement denying the insurer any rights of subrogation against the other party (i.e. Landlord or Tenant) for all perils covered by such policy.  Should such waiver not be available then the policy for which the waiver is not available must name the other party as an additional named insured affording it the same coverage as that provided the party obtaining such coverage. Any provision of this Lease to the contrary notwithstanding, Landlord and Tenant hereby release the other from any and all liability or responsibility to the other or anyone claiming through or under them by way of subrogation or otherwise (a) from any and all liability for any loss or damage to the property of the releasing party, (b) for any loss or damage that may result, directly or indirectly, from the loss or damage to such property (including rental value and business interruption), and (c) from legal liability for any loss or damage to property (no matter who the owner of the property may be), all to the extent that the releasing party’s loss or damage is insured or, if not insured, was required to be insured by this Lease, even if such loss or damage or legal liability shall be caused by or result from the fault or negligence of the other party or anyone for whom such party may be responsible, and even if the releasing party is self insured in whole or in part or the amount of the releasing party’s insurance is inadequate to cover the loss or damage or legal liability.  It is the intention of the parties that Landlord and Tenant shall look solely to their respective insurance carriers for recovery against any such property loss or damage or legal liability, without such insurance carriers having any rights of subrogation against the other party.  For the purpose of the foregoing waiver, the amount of any deductible applicable to any loss or damage shall be deemed covered by and recoverable by the insured under the insurance policy to which such deductible relates.

11.  Repairs and Maintenance.

a)  Subject to Landlord’s obligations in Section 11(b) hereof, Tenant shall, throughout the Term, and at Tenant’s sole cost and expense, use commercially reasonable efforts to keep and maintain the Premises in a neat and orderly condition; and, upon expiration of the Term or earlier termination of this Lease, Tenant shall leave the Premises in good order and condition, ordinary wear and tear, damage by fire or other insured casualty excepted, and for that purpose and except as stated in this sentence, Tenant will make all necessary repairs and replacements to the Premises to deliver it in such condition.  Tenant shall not use or permit the use of any portion of the Common Facilities in violation of Exhibit F to this Lease.

b)  Landlord shall, throughout the Term, maintain the structural elements, Building operating systems, exterior and Common Facilities lobby interior windows of the Building and other improvements located on the Property in good condition and repair; provided, however, that Landlord shall have no responsibility to make any repairs unless and until Landlord receives written notice of the need for such repair or is, or should reasonably have been, otherwise aware of the need for such repair and provided further, that Landlord shall not be obligated to repair any tenant improvements which are not part of the Premises Work (as defined in Exhibit C to this Lease).  Landlord shall use commercially reasonable efforts to keep and maintain all Common Facilities of the Property and any sidewalks, parking areas, curbs and access ways adjoining the Property in a clean and orderly condition, free of accumulation of dirt and rubbish and to keep and maintain all landscaped areas within the Property in a neat and orderly condition.

c)  Notwithstanding the foregoing, but subject to Section 10(c) of this Lease, repairs and replacements to the Premises and the Property proximately arising out of or proximately caused by Tenant’s use, manner of use or occupancy of the Premises, by Tenant’s installation of alterations, additions, improvements, trade fixtures or equipment in or upon the Premises or by any act or omission of Tenant or any employee, agent, contractor or invitee of Tenant shall be made at Tenant’s cost and expense to the extent proximately caused by Tenant or any employee, agent, contractor or invitee of Tenant and Tenant shall pay Landlord the cost of any such repair or replacement, as Additional Rent, upon demand.

12. Utilities and Services.

a)  Subject to the terms and conditions of this Lease, Landlord shall furnish the Premises with electricity, heating and air conditioning for the normal use and occupancy of the Premises for the Permitted Use between 7:30 a.m. and 10:00 p.m. Monday through Friday (Building Holidays excepted), 9:00 a.m. to 5:00 p.m. on Saturdays and Building Holidays (collectively, “Business Hours”), of each week during the Term to maintain a reasonably comfortable temperature in the Premises under ordinary office operations, within guidelines which may be established from time to time by federal, state or local regulatory agencies, in accordance with the following design criteria: the system shall maintain an average inside temperature of 72ºF +/- 2 degrees with fifty percent (50%) relative humidity during summer outdoor temperatures of 93ºF DB and 78°F WB, and an average inside temperature of 72ºF +/- 2º during winter outdoor temperatures of 10ºF DB, and in accordance with an occupancy of one person per 250 square feet of rentable area.  Tenant agrees to pay to Landlord monthly as Additional Rent (i) actual electric usage for the Premises based on the submeter reading, and (ii) all charges for heat and air conditioning or other utilities used by Tenant at the Premises.

To the extent not being operated by other tenants on the same floor of the Building as Tenant, Tenant shall pay Landlord a fee on an hourly basis (which fee is fifty dollars ($50.00) per hour as of the date hereof, but is subject to change from time to time upon written notice by Landlord).  Tenant shall contact Landlord prior to 4:00 p.m. Monday through Friday to inform Landlord of Tenant’s non-Business Hours HVAC needs, and Landlord will program the HVAC units to meet such requests.  For purposes of the foregoing sentence only, Tenant shall be permitted to contact Landlord by phone or e-mail in addition to the means of notice listed in Section 34 hereof at such telephone numbers and e-mails addresses given by Landlord to Tenant from time to time expressly for such purpose.  Landlord shall use good faith, commercially reasonable efforts to accommodate Tenant’s requests for HVAC service during non-Business Hours that may be received after 4:00 p.m.

Tenant’s consumption of electricity within the Premises shall be separately submetered at Landlord’s expense, and Tenant shall pay for such consumption based upon such metered usage with no mark-up by Landlord (except any fee charged by a meter reading service), provided that all utility costs related to heating and air-conditioning within the Premises shall be payable by Tenant on a pro-rata basis calculated by taking such utility costs and subtracting payments made or owed from Tenant or other tenants served by the utility submeters applicable to the heating or air conditioning units serving the Premises for use of heating and air conditioning after Business Hours and multiplying them by a fraction, the numerator of which shall be the rentable square footage of the Premises and the denominator of which shall be the sum of the rentable square footage of the Premises and the rentable square footage of any other areas of the Building served by the utility submeters applicable to the heating and air-conditioning units serving the Premises.  In addition, Tenant agrees to pay as Additional Rent its pro rata share of all charges for heat and air conditioning, electricity, and other utilities used (i) generally at the Property (i.e. not within tenant occupied premises of the Building), and (ii) by the Tenant at the Premises during non-Business Hours. Tenant shall pay all bills for such utility usage within thirty (30) days after receipt thereof, and any non-payment or late payment of such utility bills shall be deemed a default under the terms of this Lease.  All charges for installation and repairs of any meters servicing the Premises shall be payable by Landlord.  Tenant’s use of electric energy in the Premises shall not at any time exceed that contemplated by the Space Plan or Premises Plan (each as defined in Exhibit C of this Lease).  If Tenant shall require electricity or install electrical equipment in excess of the electricity requirements contemplated by the Space Plan or Premises Plan (each as defined in Exhibit C of this Lease), Tenant will obtain prior written approval from Landlord and will pay, as Additional Rent, for the resulting additional direct expense to Landlord, including the expense resulting from the installation of any equipment and meters, within thirty (30) days after receipt of an invoice from Landlord.

b)  Landlord shall promptly replace light bulbs, tubes and ballasts for building standard lighting fixtures when required in the Premises after receipt of a request therefor from Tenant.  The cost of replacement light bulbs, tubes, lamps, and ballasts, plus the costs incurred by Landlord for such replacement, shall be paid by Tenant as Additional Rent in accordance with Landlord’s then-current schedule of costs and assessments therefor.

c)  Within the Common Facilities of the Building, Landlord shall operate the Building in accordance with standards applicable to Class “A” prestige office buildings and subject to the terms and conditions of this Lease, shall furnish the following services to Tenant:  (i) hot and cold water, (ii) lavatory supplies, (iii) automatically operated elevator service, available 24 hours per day/7 days per week, subject to reasonable maintenance and down-time related thereto, (iv) normal and customary cleaning services (on a Monday through Friday basis except for Building Holidays) after 6:00 pm, (v) landscaping and grounds maintenance and trash removal, (vi) parking lot maintenance and parking light lighting, (vii) Common Facilities maintenance, (viii) snow and ice removal, (ix) fully-functioning Americans with Disabilities Act-compliant men’s and women’s restrooms (on either the first floor of the office building or such other floor as may be designated by Landlord), subject to reasonable maintenance and down-time related thereto (x) extermination and pest control, (xi) cleaning of exterior windows at intervals to be determined by Landlord in its reasonable discretion, but no less than one (1) time per calendar year, (xiii) security card access to the Building and (xiv) electricity, lighting, air-conditioning, and heating.  Landlord shall provide janitorial service to the Premises in accordance with the Janitorial Specifications attached hereto as Exhibit E.  Except as set forth in Section 12(a) and 12(b) hereof, the cost of the services provided by Landlord pursuant to this Section 12(c) shall be included as part of Operating Expenses.  Any additional services requested by Tenant which are not provided to all the tenants of the Building shall be paid by Tenant in accordance with invoices therefor as Additional Rent.

d)  Except as provided in Section 12(e) of this Lease, Landlord shall not be liable for any damages to Tenant resulting from the quality, quantity, failure, unavailability or disruption of any services beyond the reasonable control of Landlord and the same shall not constitute a termination of this Lease or an actual or constructive eviction or entitle Tenant to an abatement of rent.  Landlord shall not be responsible for providing any services not specifically provided for in this Lease.

e)  In the event an interruption in HVAC or utilities that renders the Premises or a significant portion thereof inaccessible or unusable for the normal conduct of Tenant’s business, which is not covered pursuant to Section 18 (Damage by Fire or Other Casualty) or Section 21 (Condemnation) hereof, that continues for a period in excess of two (2) consecutive business days (i.e., Monday through Saturday) following written notice of such interruption to Landlord (the “Interruption Notice”), and if Tenant does not in fact occupy the Premises or a significant portion thereof due to such interruption, and provided such failure is not materially caused by Tenant, Tenant's contractors or any of their respective agents or employees (such interruption in HVAC or utilities that meets the foregoing criteria, a “Covered Interruption”), then Tenant may elect in such Interruption Notice to have the Rent under this Lease equitably abated following the second (2nd) business day (i.e., Monday through Saturday) following Tenant’s delivery of the Interruption Notice and continuing until such HVAC or utilities are again available and the Premises or the applicable portion thereof is again accessible and tenantable for the normal conduct of Tenant’s business, which equitable abatement shall be Tenant’s sole and exclusive remedy with respect to such Covered Interruption.  In the event that Tenant does not elect in an Interruption Notice delivered as a result of a Covered Interruption to have the Rent under this Lease equitably abated, then Tenant shall waive the right to have the Rent under this Lease equitably abated but shall retain all other remedies available to Tenant pursuant to this Lease with respect to any Covered Interruption.

13. Regulation Compliance.  Landlord’s obtainment of a certificate of occupancy for the Premises shall demonstrate, and Landlord covenants, represents and warrants as of the date of obtainment of a certificate of occupancy for the Premises, that the Property, Building and Premises comply with all applicable laws and the requirements of the Declaration as of the Commencement Date.  Landlord shall comply with all current and future laws, ordinances, notices, orders, rules, regulations and requirements of all federal, state and municipal government or any department, commission, board of officer thereof, or of the National Board of Fire Underwriters or any other body exercising similar functions, relating to the Common Facilities, Building systems and the structural components of the Building.  Tenant shall comply with all current and future laws, ordinances, notices, order, rules regulations and requirements of all federal, state and municipal government or any department, commission, board of officer thereof, or of the National Board of Fire Underwriters or any other body exercising similar functions, applicable to the use, condition, configuration or occupancy of the Premises (excluding Landlord’s obligations as set forth above and subject to Landlord’s compliance with the Zoning Representation).  If the Tenant has knowledge of any such accident, breakage, defect or failure, the Tenant shall give Landlord prompt written notice of any material breakage, defect or failure in any of the systems or equipment servicing the Premises or any portion of the Premises.

14. Signs.  Landlord shall provide Tenant, at Landlord’s sole cost and expense, standard signage on the Building lobby directory.  Landlord shall also provide, at Landlord’s sole cost and expense, standard signage near Tenant’s main suite entry door (which shall include a separate designation regarding Tenant’s shipping and receiving entrance).  Except for signs which are located wholly within the interior of the Premises and which are not visible from the exterior of the Premises, Tenant shall not place, erect, maintain or paint any signs upon the Premises or the Property unless the design of such signs are approved by Landlord in writing and comply with all applicable governmental rules, regulating ordinances or other statutes, the Declaration, and other restrictions of record affecting the Premises.  Other than signage on the Building lobby directory, signage near Tenant’s main suite entry door and monument signage all as described herein, Tenant shall be solely responsible for all costs and expenses associated with the erection and maintenance of any signs upon the Premises and shall be obligated to obtain and provide to Landlord any and all necessary permits prior to the placement or erection of such signs.

Notwithstanding the foregoing, subject to applicable laws, Landlord shall install on or prior to the Commencement Date, at Landlord’s sole cost and expense, a panel in the highest or second highest position available to a tenant of the Building the monument sign to be erected on Horizon Boulevard in accordance with Exhibit M attached hereto subject to Landlord’s receipt of all required governmental approvals related thereto, which Landlord shall pursue using commercially reasonably efforts, and Landlord shall be responsible for the costs of maintenance of such monument sign.  Except for signage on the Building lobby directory, signage near Tenant’s main suite entry door and monument signage, Tenant shall remove all signs installed by Tenant at the expiration or earlier termination of this Lease and repair any damage caused by such removal.

15. Alterations, Additions and Fixtures.

a)  Tenant shall have the right to install in the Premises any trade fixtures and shall remove same upon expiration or termination of this Lease; provided, however, that no such installation and no removal thereof shall be permitted which materially and adversely affects any structural component or operating system of the Building or Premises and that Tenant shall repair and restore, ordinary wear and tear and damage by fire and other insured casualty excepted, any and all damage or injury to the Premises or the Property caused by installation or removal at Tenant’s sole cost and expense.

b)  Tenant shall not make or permit to be made any alterations, improvements or additions to the Premises or Property without on each occasion first presenting plans and specifications to Landlord and obtaining Landlord’s prior written consent, which shall not be unreasonably withheld or delayed, but may be conditioned upon compliance with reasonable requirements of Landlord as provided in this Section 15(b).  Notwithstanding the foregoing, Tenant may make nonstructural cosmetic alterations to the Premises (including replacing paint, carpet and wallcoverings) that do not require a permit under the applicable legal requirements and that do not cost in excess of One Hundred Thousand Dollars ($100,000) at any one time within any twelve (12)-month period (“Cosmetic Alterations”) without Landlord’s consent, but upon written notice to Landlord for any Cosmetic Alterations in excess of Twenty Five Thousand Dollars ($25,000).  If Landlord consents in writing to any proposed alterations, improvements or additions or if Tenant makes any Cosmetic Alterations, then Tenant at Tenant’s sole cost and expense, may make the proposed alterations, improvements and additions or Cosmetic Alterations provided that: (i) Tenant supplies any necessary permits; (ii) such alterations and improvements do not, in Landlord’s judgment, materially impair the structural strength of the Building or any other improvements or materially reduce the value of the Property and are at least equal in quality to building standard improvements; (iii) Tenant takes or causes to be taken all steps that are otherwise required by Section 16 of this Lease; (iv) Tenant uses a contractor reasonably approved by Landlord; (v) the occupants of the Building and of any adjoining real estate owned by Landlord are not unreasonably annoyed or disturbed by such work; (vi) the alterations, improvements or additions shall be installed in accordance with the approved plans and specifications (other than Cosmetic Alterations, for which no plans or specifications shall be required to be approved by Landlord) and completed according to a construction schedule reasonably approved by Landlord; and (vii) Tenant’s contractors provide insurance of the types and coverage amounts reasonably required by Landlord.  Any and all alterations, improvements and additions to the Premises which are constructed, installed or otherwise made by Tenant shall be the property of Tenant until the expiration or sooner termination of this Lease; at that time all such alterations, improvements and additions, to the extent such alterations, improvements and additions are fixtures of the Premises, shall remain on the Premises and become the property of Landlord without payment by Landlord unless, upon the termination of this Lease, Landlord instructs Tenant in writing to remove the same in which event Tenant will remove such alterations, improvements and additions, and repair and restore any damage to the Property or the Premises caused by the installation or removal at its sole cost and expense, ordinary wear and tear and damage by fire and other insured casualty excepted. Notwithstanding anything to the contrary contained in this Lease, Landlord may withhold its approval to any proposed alterations, additions or improvements to the Premises in its absolute and sole discretion with respect to any such alteration, addition or improvement which Landlord determines involves any modification to the Building’s exterior or material modification of its structural, electrical, mechanical or plumbing systems, or any components thereof.

c)  Notwithstanding anything to the contrary in this Lease, Tenant, at Tenant’s sole cost and expense (including, without limitation, payment of all utilities in connection therewith), shall also have the right without charge to install and use a total of one or two satellite dishes, antennae and/or similar communications equipment, necessary or useful for the operation of Tenant’s business, together with associated equipment, shelters, cables, wires, utility connections and other communications related equipment (collectively, the “Equipment”), limited to a location on the roof of the Building designated by Landlord, provided that such Equipment will not interfere with any other pre-existing communication devices or equipment utilized by other tenants of the Building and subject to Landlord’s review and approval of Tenant’s plans and specifications therefore, not to be unreasonably withheld, conditioned or destroyed.  Such installation shall be performed by a contractor reasonably acceptable to Landlord and in a manner which strictly complies with the terms of any applicable roof warranty for the Building, a copy of which roof warranty shall be supplied to Tenant upon written request.  Landlord shall provide Tenant reasonable access to the Building to run the necessary cable and piping related to the Equipment.  Tenant shall be solely responsible for any and all costs associated with the installation, operation, insurance, maintenance and removal of the Equipment and any associated roof repair (including, but not limited to roof repairs connected with the installation, operation, maintenance and removal of the Equipment from the roof), ordinary wear and tear and damage by fire and other insured casualty excepted, which repair shall be performed by Landlord’s contractor at Tenant’s sole cost and expense. Notwithstanding the foregoing, such repairs shall be performed at commercially reasonable rates and Landlord’s contractor shall be under the direction and control of Tenant with respect to such repair.  At Landlord’s written request, Tenant, at Tenant’s sole cost and expense, shall screen the Equipment, with screening reasonably acceptable to Landlord, such that the Equipment is shielded from view on the Property and surrounding areas.

16. Mechanic’s Liens.  Tenant shall promptly pay any contractors and materialmen who supply labor, work or materials to Tenant at the Premises or the Property so as to minimize the possibility of a lien attaching to the Premises or the Property.  Tenant shall take all commercially reasonable steps permitted by law in order to avoid the imposition of any mechanic’s, laborer’s or materialman’s lien upon the Premises or the Property relating to labor, work or materials supplied to Tenant at the Premises or the Property.  Should any such lien or notice of lien be filed for work performed for Tenant other than by Landlord, Tenant shall cause such lien or notice of lien to be discharged of record by payment, deposit, bond or otherwise within fifteen (15) days after Tenant’s receipt of notice thereof.  If Tenant shall fail to cause such lien or claim to be discharged and removed from record within such fifteen (15) day period, then, without obligation to investigate the validity thereof and in addition to any other right or remedy Landlord may have, Landlord may, but shall not be obligated to, contest the lien or claim or discharge it by deposit or bond.  Any amounts so paid by Landlord and all costs and expenses including, without limitation, attorneys’ fees incurred by Landlord in connection therewith, together with Interest from the respective dates of Landlord’s making such payment or incurring such cost or expense, shall constitute Additional Rent payable under this Lease and Tenant shall pay same within thirty (30) days of receipt of an invoice therefor.  Nothing in this Lease is intended to authorize Tenant to do or cause any work or labor to be done or any materials to be supplied for the account of Landlord, all of the same to be solely for Tenant’s account and at Tenant’s risk and expense.  Further, notwithstanding anything to the contrary contained in this Lease, nothing contained in or contemplated by this Lease shall be deemed or construed in any way to constitute the consent or request by Landlord for the performance of any work or services or the furnishing of any materials for which any lien could be filed against the Premises, the Building or the Property or any part of any thereof, nor as giving Tenant any right, power or authority to contract or permit the performance of any work or services or the furnishing of any materials within the meaning of 49 P.S. Sections 1101-1902, as amended, or under the Contractor and Subcontractor Payment Act or any amendment thereof or otherwise for which any lien could be filed against the Premises, the Building, the Property or any part of any thereof.  Throughout this Lease the term “mechanic’s lien” is used to include any lien, encumbrance or charge levied or imposed upon the Premises, the Building or the Property or any interest therein or income therefrom (i) on account of any mechanic’s, laborer’s or materialman’s lien or (ii) arising out of any debt or liability to or any claim or demand of any contractor, mechanic, supplier, materialman or laborer and shall include without limitation any mechanic’s notice of intention given to Landlord or Tenant, or any statutory stop order given to Landlord or Tenant to preserve a subcontractor’s rights in connection with a work stoppage as a result of non-payment from Tenant or any injunctive or equitable action brought by any person entitled to a mechanic’s lien.

17. Landlord’s Right of Entry.

a)  Tenant shall permit Landlord and the authorized representatives of Landlord and of any Mortgagee to enter the Premises at all reasonable times, with reasonable prior notice of no less than two (2) business days to Tenant (except in the case of an emergency in which case notice shall be given as soon as practicable), for the purpose of (i) reasonable inspection of the Premises or (ii) making any necessary repairs to the Premises or to the Building.  During the progress of any necessary repairs to the Premises or the Building, Landlord will attempt not to inconvenience Tenant, but shall not be liable for non-material inconvenience, annoyance, disturbance, loss of business or other damage to Tenant by reason of making any necessary repairs to the Premises or to the Building, and the obligations of Tenant under this Lease shall not be thereby affected in any manner whatsoever.  In the event Landlord is required to make repairs to the Premises or to the Building not materially caused by Tenant or its agents, employees or contractors and such repairs make all or a significant portion of the Premises inaccessible or unusable for the normal conduct of Tenant’s business, and Tenant does not in fact occupy the Premises or a significant portion thereof due to such repairs and provides Landlord with written notice thereof on or prior to the date Tenant so stops occupying or reduces its occupancy of the Premises, Rent due hereunder shall be equitably abated so long as such repairs continue to make the Premises inaccessible or unusable for the normal conduct of Tenant’s business.

b)  Landlord shall have the right at all reasonable times, with reasonable prior notice of no less than two (2) business days to Tenant, to enter and to exhibit the Premises for the purpose of inspection or showing the Premises in connection with a sale or mortgage and, during the last twelve (12) months of the Term, to enter upon and to exhibit the Premises to any prospective tenant.

c)  If the Premises are vacated or abandoned by Tenant, Landlord shall not be permitted to prepare the Premises for re-occupancy unless and until Tenant is in default under this Lease beyond any applicable cure periods.

18. Damage by Fire or Other Casualty.

a)  If the Premises or Building is damaged or destroyed by fire or other casualty, Tenant or Landlord, respectively, shall promptly notify the other party hereto, whereupon Landlord shall repair, rebuild or replace such damage and restore the Premises to substantially the same condition as the Premises were in immediately prior to such damage or destruction; provided, however, that Landlord shall only be obligated to restore such damage or destruction to the extent of Landlord’s actual receipt of the proceeds of the insurance maintained by Landlord in accordance with Section 10(b) of this Lease.  Landlord shall provide Tenant with written notice (the “Repair Notice”) of how long the repair and restoration of the Premises is anticipated to take within forty five (45) days following the date of such fire or other casualty.  Notwithstanding the foregoing, if the Premises or the Building is destroyed or damaged to the extent that in Landlord’s sole judgment the Premises and the Building cannot be repaired or restored within one hundred eighty (180) days after the date of such casualty, Landlord may terminate this Lease, effective as of the date of such damage or destruction, in the Repair Notice, or such Landlord’s termination right shall be deemed waived. Tenant shall have the right to terminate this Lease, effective as of the date of such damage or destruction, if (a) (i) any portion of the Premises is covered by a casualty or (ii) any material portion of the Property is covered by a casualty which materially restricts Tenants ability to use the Building or Premises and (b) the Premises and the Building cannot be repaired or restored within one hundred eighty (180) days after the date of such casualty as set forth in Landlord’s Repair Notice, provided that Tenant must exercise such termination right by delivery to Landlord of a termination notice within the later of (i) seventy-five (75) days following the date of such fire or other casualty or (ii) thirty (30) days after Landlord’s delivery to Tenant of the Repair Notice, or such Tenant’s termination right shall be deemed waived.  Tenant shall have the right to terminate this Lease, effective as of the date of such damage or destruction, if the Premises and the Building are not repaired or restored by the anticipated date of completion of repair or restoration as set forth in Landlord’s Repair Notice, plus an additional thirty (30) days.

b)  The repair, rebuilding or replacement work shall be commenced promptly and completed with due diligence, taking into account the time required by Landlord to effect a settlement with, and procure insurance proceeds from, the insurer, and for delays beyond Landlord’s reasonable control.

c)  The net amount of any insurance proceeds actually recovered by reason of the damage or destruction of the Building (meaning the gross insurance proceeds actually received by Landlord excluding proceeds received by Landlord pursuant to a rental coverage endorsement and the cost of adjusting the insurance claim and collecting the insurance proceeds) shall be applied towards the cost of restoration.  Notwithstanding anything to the contrary in this Lease, if in Landlord’s reasonable opinion the net insurance proceeds will not be adequate to complete such restoration, Landlord shall have the right to terminate this Lease, effective as of the date of such damage or destruction, and all the unaccrued obligations of the parties hereto by sending a written notice of such termination to Tenant.

d)  Landlord’s obligation or election to restore the Premises under this Section 18 or to terminate this Lease shall be subject to the terms of any present or future Mortgage affecting the Premises and to the Mortgagee’s consent if required in the Mortgage and shall not, in any event, include the repair, restoration or replacement of the trade fixtures, improvements, alterations, furniture or any other property owned, installed, made by, or in the possession of Tenant other than the work done by Landlord in connection with Exhibit C.

e)  Notwithstanding anything to the contrary in this Lease, if Tenant is dispossessed in whole or in part of the Premises due to fire or other casualty, Rent shall be equitably abated until Landlord has completed its restoration obligations.

19. Non-Abatement of Rent.  Except as otherwise provided in this Lease, there shall be no abatement or reduction of the Fixed Basic Rent, Additional Rent or other sums payable under this Lease for any cause whatsoever and this Lease shall not terminate, nor shall Tenant be entitled to surrender the Premises, in the event of fire, casualty or condemnation or any default by Landlord under this Lease.

20. Indemnification.

a)  Unless such loss, costs or damage were caused by the negligence or willful misconduct of Landlord or its employees, agents or contractors, Tenant hereby agrees to indemnify, defend and hold Landlord and its employees, agents and contractors harmless from any loss, costs and damages (including reasonable attorney’s fees and costs) suffered by Landlord and its agents, employees or contractors, as a result of (i) any claim by a third party, its agents, employees or contractors to the extent arising from Tenant’s use or occupancy of the Premises; or (ii) any losses caused by the negligence of Tenant or any of Tenant’s employees, agents or contractors.  Tenant shall have the right to designate counsel acceptable to Landlord, such approval not to be unreasonably withheld, to assume the defense of any such third party claim on behalf of itself and Landlord.  Landlord shall not have the right to settle any such third party claim without the consent of Tenant.  This indemnity shall survive the expiration of the Term or earlier termination of this Lease.

b)  Unless such loss, costs or damage were caused by the negligence or willful misconduct of Tenant or its employees, agents or contractors, Landlord hereby agrees to indemnify, defend and hold Tenant and its employees, agents and contractors harmless from any loss, costs and damages (including reasonable attorney’s fees and costs) suffered by Tenant and its agents, employees or contractors, as a result of (i) any claim by a third party, its agents, employees or contractors to the extent arising from Landlord’s use, occupancy or management of the Building or the Property; or (ii) any losses caused by the negligence of Landlord or any of Landlord’s employees, agents or contractors.  Landlord shall have the right to designate counsel acceptable to Tenant, such approval not to be unreasonably withheld, to assume the defense of any such third party claim on behalf of itself and Tenant.  Tenant shall not have the right to settle any such third party claim without the consent of Landlord.  This indemnity shall survive the expiration of the Term or earlier termination of this Lease.

21. Condemnation.  In the event of a condemnation in whole or in part of the Premises, Building, Property or Common Facilities, Landlord shall provide Tenant with written notice thereof (the “Condemnation Notice”) within ten (10) days following Landlord’s receipt of written notice thereof from the condemning authority.

a)  Termination.  If (i) any portion of the Premises is covered by a condemnation and, in Tenant’s sole opinion, the remaining part is insufficient for the reasonable operation therein of Tenant’s business; or (ii) subject to the provisions of Subsection 21(b)(i) hereof, any of the Property is covered by a condemnation and, in Landlord’s sole opinion, it would be impractical or the condemnation proceeds are insufficient to restore the remainder of the Property; then, in the event of such condemnation could have a material adverse effect on Tenant, Landlord or Tenant, as applicable, shall have the right to terminate this Lease by providing the other party with notice thereof, in the case where Landlord is providing notice to Tenant, within ten (10) days following transmission of the Condemnation Notice (provided that Landlord, at its option, may provide such notice within the Condemnation Notice), or, in the case where Tenant is providing notice to Landlord, within thirty (30) days following receipt of the Condemnation Notice by Tenant, and in the event of any such termination, this Lease shall terminate effective as of the date upon which possession is taken by the condemnor and all obligations under this Lease shall cease (except for those specifically set forth in the Lease as surviving the expiration of the Term or earlier termination of this Lease) effective as of the date upon which possession is taken by the condemnor.  Upon such termination the Fixed Basic Rent and all Additional Rent herein reserved shall be apportioned and paid in full by Tenant to Landlord to that date and all such rent prepaid for periods beyond that date shall forthwith be repaid by Landlord to Tenant.

b)  Partial Condemnation.

(i)           If there is a partial condemnation and this Lease has not been terminated pursuant to subsection (a) hereof, Landlord shall restore the Building and the improvements which are part of the Premises to a condition and size as nearly comparable as reasonably possible to the condition and size thereof immediately prior to the date upon which possession shall have been taken by the condemnor; provided, however, that Landlord shall only be obligated to restore such damage from condemnation to the extent possible with the condemnation damage award plus any insurance proceeds related to the condemnation plus, if necessary, a contribution by Landlord of up to Two Hundred and Fifty Thousand Dollars ($250,000) which shall be allocated in its entirety to the costs and expenses to restore the Premises (collectively, the “Condemnation Proceeds”).  Subject to Section 21(c) of this Lease, if the Condemnation Proceeds are more than adequate to cover the cost of restoration and Landlord’s expenses in collecting the condemnation proceeds, any excess proceeds shall be retained by Landlord or applied to repayment of any Mortgage secured by the Premises.

(ii)           If there is a partial condemnation and this Lease has not been terminated by the date upon which the condemnor obtains possession, the obligations of Landlord and Tenant under this Lease shall be unaffected by such condemnation except that there shall be an equitable abatement for the balance of the Term of the Fixed Basic Rent according to the value of the Premises before and after the date upon which the condemnor takes possession.  In the event that the parties are unable to agree upon the amount of such abatement, either party may submit the issue to arbitration.

c)  Award.  Landlord shall receive the entire award (which shall include sales proceeds) payable as a result of a condemnation, taking or sale in lieu thereof allocable to Landlord’s fee interest in the Property.  Tenant hereby expressly assigns to Landlord any and all right, title and interest of Tenant now or hereafter arising in and to any such award.  Tenant shall, however, have the right to recover from such authority through a separate award which does not reduce Landlord’s award, any compensation as may be awarded to Tenant on account of Tenant’s leasehold interest in the Premises and moving and relocation expenses and depreciation to and removal of Tenant’s physical property.

22. Quiet Enjoyment.  Tenant, upon paying the Fixed Basic Rent, Additional Rent and other charges herein required and observing and keeping all covenants, agreements and conditions of this Lease, shall quietly have and enjoy the Premises during the Term without hindrance or molestation by anyone claiming by or through Landlord, subject, however, to the exceptions, reservations and conditions of this Lease and any Mortgage to which this Lease is subordinate pursuant to an executed subordination and nondisturbance agreement.

23. Rules and Regulations.  The current rules and regulations governing the use and enjoyment of the Premises and the remainder of the Property (the “Rules and Regulations”) are attached hereto as Exhibit F.  Any changes to the Rules and Regulations after the date hereof shall be approved in writing by the Tenant, which approval shall not be unreasonably withheld, conditioned or delayed and shall be deemed given if Tenant fails to respond to a written request therefor within thirty (30) days of Landlord’s written request.  The Rules and Regulations shall not materially interfere with Tenant’s use and enjoyment of the Premises in accordance with the provisions of this Lease for the Permitted Use and shall not increase or modify Tenant’s obligations under this Lease.  In the event of a conflict between this Lease and the Rules and Regulations, the Lease shall control.  To the extent not in conflict with this Lease, Tenant shall comply at all times with the Rules and Regulations and shall cause its agents, employees, invitees, visitors, and guests to do so.  Landlord shall not be responsible to Tenant for non-observance or violation of any of the Rules and Regulations by any tenant of the Building unless such non-observance or violation is not remedied within thirty (30) days following receipt of written notice thereof by Landlord from Tenant, however, Landlord shall not be responsible to Tenant if Landlord uses commercially reasonable methods to stop the foregoing non-observance or violation during such thirty (30)-day period and the non-observance or violation continues to exist beyond that time during which Landlord makes ongoing commercially reasonable efforts to stop the foregoing non-observance or violation.

24. Assignment and Sublease.

a)  [Intentionally deleted.]

b)  Tenant may assign this Lease or sublet the whole or any portion of the Premises, subject to Landlord’s prior written consent, not to be unreasonably withheld, conditioned, or delayed, on the basis of the following terms and conditions:

(i)           Landlord shall respond to any written request for approval to an assignment or sublease request within ten (10) days of its receipt thereof or such approval shall be deemed given, provided that any such notice shall provide the following language in bolded 14 point font: “FAILURE TO RESPOND TO THIS NOTICE WITHIN TEN (10) DAYS OF RECEIPT SHALL CONSTITUTE LANDLORD’S DEEMED CONSENT.”  Any disapproval by Landlord shall include reasonable specificity as to the reasons for such disapproval. Tenant shall include the following in any such written request:

(1)  The name and address of the proposed assignee or subtenant;

(2)  The material terms and conditions of the assignment or subletting;

(3)  The nature and character of the business of the proposed assignee or subtenant;

(4)  Banking, financial and other credit information relating to the proposed assignee or subtenant reasonably sufficient to enable Landlord to determine the proposed assignee’s or sublessee’s ability to assume the financial obligations contained in the Lease; and

(5)  In the event of a subleasing of only a portion of the Premises, plans and specifications for tenant’s layout, partitioning, and electrical installations for the portion of the Premises to be subleased.

(ii)          Tenant shall not be permitted to assign or sublet to the following:

(1)  To a government or quasi-government agency;

(2)  To an entity whose financial or business character is not consistent with the other tenants in the Building

(3)  To an entity or person that violates an Exclusive, subject to Section 24(c) below;

(4)  To an existing tenant of the Building;

(5)  To a tenant of any other Building owned by an affiliate of Landlord located within five (5) miles of the Building to the extent Landlord has space available for rent five (5) miles of the Building sufficient to address such tenant’s real property needs;

(6)  If the Building is less than eighty five percent (85%) leased, for a rental rate less than seventy-five percent (75%) that which Tenant is paying; or

(7)  To a Prospect, subject to Section 24(c) below.

(iii)         The assignee or subtenant shall assume, by written instrument, all of the obligations of Tenant as provided by this Lease, and a copy of such assumption agreement shall be furnished to Landlord within ten (10) days of its execution, provided, however, any such subtenants shall only be obligated to assume Tenant’s obligations arising under this Lease with respect to the portion of the Premises sublet.  Any sublease shall expressly acknowledge that said subtenant’s rights against Landlord shall be no greater than those of Tenant.

(iv)        Tenant and each assignee shall be and remain liable for the observance of all the covenants and provisions of this Lease as the Lease existed on the date of assignment to assignee, including, but not limited to, the payment of Fixed Basic Rent and Additional Rent reserved herein, through the entire Term; provided that, notwithstanding the foregoing, Tenant also shall be liable for additional sums owed hereunder incurred by an assignee if such additional sums are payable pursuant to a right to lease additional space granted in this Lease or if such additional sums are payable pursuant to an extension of the Term which is effected pursuant to a Renewal Option.

(v)            Tenant may retain any profit received in connection with such subleasing or assignment.

(vi)           In any event, the acceptance by Landlord of any rent from an assignee or from any subtenant or the failure of Landlord to insist upon strict performance of any of the terms, conditions and covenants herein shall not release Tenant herein, nor any assignee or subtenant, from any and all of the obligations to be performed by it in accordance herewith during and for the entire Term.  Tenant shall provide written notice to Landlord within sixty (60) days of Landlord’s denial of a request for consent to a sublet or assignment if Tenant asserts that Landlord’s failure to consent to such sublet or assignment is unreasonable or otherwise in breach of this Lease.  After such sixty-day period, if a court shall determine that Landlord acted in breach of this Lease with respect to denying a request for consent to a sublet or assignment Tenant’s only available remedy shall be specific performance.

(vii)           Landlord shall be limited to actual, out-of-pocket costs not to exceed One Thousand Five Hundred Dollars ($1,500.00) to cover its attorneys’ fees for each request for consent to any sublet or assignment.  Tenant shall reimburse Landlord for any such attorneys’ fees within thirty (30) days of receipt of an invoice therefor.

(viii)          In the event of any sublet or assignment, the Guaranty shall remain in effect.

c)  With respect to Tenant’s obligation to not sublease or assign to any entity or person that violates an exclusive use provision contained in another lease at the Property (all such exclusive use provisions, collectively, “Exclusives”) or to any prospect with whom Landlord currently is negotiating for space in the Building and for whom Landlord has prepared a preliminary space plan and has tendered a written proposal (collectively, “Prospects”), at any time during the Term (which includes multiple times), Tenant may provide Landlord with a written notice (the “Tenant’s List Request”) requesting a list of current Exclusives and Prospects, which notice shall contain the following text in bolded, fourteen (14) point font, “FAILURE TO RESPOND WITHIN 10 DAYS MAY RESULT IN THE WAIVER OF IMPORTANT LANDLORD RIGHTS RELATED TO TENANT’S ASSIGNMENT OR SUBLETTING RIGHTS.” Landlord shall provide Tenant with such a list (the “Landlord’s List”) within ten (10) days of its receipt of a Tenant’s List Request.  If Tenant provides Landlord with a Tenant’s List Request, then, for the ninety (90) day period after Landlord’s delivery of a Landlord’s List, Sections 24(b)(ii)(3) and 24(b)(ii)(6) shall only apply to any Exclusives or Prospects included in such Landlord’s List.  If Landlord fails to provide a Landlord’s List within ten (10) days of a Tenant’s List Request, then Sections 24(b)(ii)(3) and 24(b)(ii)(6) shall be deemed null and void for a period of ninety (90) days thereafter.

d)  Notwithstanding anything to the contrary in this Lease, Landlord’s consent shall not be required for an assignment or sublease to any of the following (each, a “Permitted Transferee”): (i) a corporation, limited partnership, limited liability company or other entity into or with which Tenant is merged or consolidated or to which all or substantially all of Tenant’s assets are transferred; (ii) to any corporation, limited partnership, limited liability company or other entity or person which controls or is controlled by Tenant or is under common control with Tenant provided such successor entity is an operating entity having the financial ability to meet Tenant’s obligations under this Lease.  Furthermore, Tenant covenants that if Tenant merges, consolidates or transfers substantially all of the assets of Tenant to another entity, then Tenant shall assign this Lease to such other entity. Landlord shall not be bound by any assignment or sublet to a Permitted Transferee until it receives written notice thereof, and any sublet or assignment shall be subject to Section 24(b)(iii), 24(b)(iv), 24(b)(vi), and 24(b)(viii) hereof.  The originally named Tenant hereunder shall not be liable for the observance of any covenants or provisions of this Lease other than the requirement to pay any amounts due hereunder to Landlord following assignment of this Lease to a Permitted Transferee.

e)   Except as specifically set forth above, no portion of the Premises or of Tenant’s interest in this Lease may be acquired by any other person or entity, whether by assignment, mortgage, sublease, transfer, operation of law or act of Tenant.

f)    In the event Tenant desires to assign its lease or sublet any portion of the Premises, Tenant shall cause any and all advertisements or notices of availability to be delivered to Landlord for Landlord’s approval, which shall not be unreasonably withheld or delayed, prior to releasing or publishing same.

g)   To the extent that Tenant wishes to pledge its furniture, trade fixtures, or equipment related to Tenant’s business in the Premises, then Landlord shall enter into a landlord’s lien waiver with such pledgee on a form acceptable to Landlord in its reasonable discretion.  Landlord hereby waives any statutory lien or other security interest it may otherwise possess by operation of law or otherwise with regard to any personalty of Tenant, including inventory, equipment, trade fixtures, shelves, machinery and accounts receivable.

h)   Any transfer by Landlord of its interest in the Property, Premises or Building shall be made subject to this Lease, and Landlord’s transferee shall be bound by all of the terms and provisions of this Lease from and after the date of the transfer.

25.  Relocation.  Landlord shall not have the right to relocate the Premises.

26. Subordination.  Tenant shall receive subordination, non-disturbance, recognition and attornment agreements reasonably satisfactory in form and substance to Tenant from Landlord’s current lender which holds a mortgage lien on the Property and any other party, present or future, who is a mortgagee, lienholder or ground lessor of Landlord (collectively, the “SNDRA Requirement”), and Tenant shall execute such agreements and deliver the same to Landlord within five (5) days of Tenant’s receipt thereof.  The subordination, non-disturbance, recognition and attornment agreement (“SNDRA”) from Landlord’s current lender which holds a mortgage lien on the Property is attached as Exhibit O, is hereby deemed as satisfactory to meet the SNDRA Requirement, and shall be executed and delivered by all parties thereto simultaneously with execution of this Lease.  This Lease and Tenant’s rights under this Lease shall be subject and subordinate at all times in lien and priority to any mortgage or other primary encumbrance, now or hereafter placed upon or affecting the Property or the Premises, and to all renewals, modifications, consolidations and extensions thereof, provided that the SNDRA Requirement is met.  Provided that the SNDRA Requirement is met, Tenant shall execute and deliver upon demand any further instrument or instruments, reasonably satisfactory in form and substance to Tenant, confirming the subordination of this Lease to the lien of any such first Mortgage or to the lien of any other Mortgage, if requested to do so by Landlord with the consent of the first Mortgagee, and any further instrument or instruments of attornment reasonably satisfactory in form and substance to Tenant that may be desired by any such Mortgagee or Landlord, provided, however, that any holder of such lien or Mortgage agrees not to disturb the use and occupancy of the Premises in accordance with the terms of this Lease upon any foreclosure.  Notwithstanding the foregoing, any Mortgagee may at any time subordinate its Mortgage to this Lease, without Tenant’s consent, by giving notice in writing to Tenant and thereupon this Lease shall be deemed prior to such Mortgage without regard to their respective dates of execution and delivery.  In that event such Mortgagee shall have the same rights with respect to this Lease as though this Lease had been executed prior to the execution and delivery of the Mortgage and had been assigned to such Mortgagee.  Notwithstanding the foregoing, Tenant’s failure to furnish an SNDRA substantially similar to Exhibit O within five (5) days following Landlord’s delivery of a notice to Tenant stating that Tenant failed to provide such instrument during the initial five (5) day request period shall constitute an event of default under this Lease.  Landlord represents that the only Mortgage applicable to the Property as of the date hereof is: Open-End Mortgage, Assignment of Rents and Leases, Security Agreement and Financing Statement dated December 21, 2007 executed by Landlord in favor of Bank of America, N.A., as recorded in the Office of the Bucks County Recorder of Deeds, Bucks County, Pennsylvania on January 2, 2008 as Document No. 2008000462, Mortgage Book 5652, page 1023, and that there are no ground leases applicable to the Property.

27. Curing Tenant’s Defaults.  If Tenant defaults in the performance of any of its obligations under this Lease, Landlord may, without any obligation to do so and in addition to any other rights it may have in law or equity, elect to cure such default on behalf of Tenant after five (5) days prior written notice (except in the case of an emergency that presents a significant and immediate threat of damage or harm to persons or property) to Tenant.  Tenant shall reimburse Landlord upon demand for any sums paid or costs incurred by Landlord in curing such default, including Interest thereon from the respective dates of Landlord’s making the payments and incurring such costs, which sums and costs together with Interest thereon shall be deemed Additional Rent payable within thirty (30) days of demand.

28. Surrender.

a)   At the expiration of the Term or earlier termination of this Lease, Tenant shall promptly yield up the Premises and all fixtures, improvements, alterations and additions thereto (except for Tenant’s trade fixtures and Tenant’s equipment) in a condition which is clean of garbage and debris and broom clean and in the same condition, order and repair in which they are required to be kept throughout the Term, ordinary wear and tear and damage by fire and other insured casualty excepted.  All of Tenant’s property required to be removed pursuant to this Lease not removed prior to the expiration or earlier termination of this Lease shall thereupon be conclusively presumed to have been abandoned by Tenant and Landlord may, at its option, take over possession of such property and either (a) declare the same to be the property of Landlord by written notice to Tenant at the address provided herein or (b) at the sole cost and expense of Tenant, remove and store and/or dispose of the same or any part thereof in any manner that Landlord shall choose without incurring liability to Tenant or any other person, and Tenant’s failure to remove such property shall be deemed a holding over by Tenant under Section 28(b) hereunder until such failure is rectified by Landlord or Tenant.

b)  If Tenant, or any person claiming through Tenant, continues to occupy the Premises after the expiration of the Term or earlier termination of this Lease or any renewal thereof the tenancy under this Lease shall become, at the option of Landlord, expressed in a written notice to Tenant and not otherwise, month-to-month, terminable by Tenant or Landlord on thirty (30) days prior notice, under the same terms and conditions set forth in this Lease, except that, regardless of whether Landlord grants such consent, the Fixed Basic Rent during such continued occupancy shall be one hundred and fifty percent (150%) of the amount set forth in the Preamble for the last month of the Term.  Anything to the contrary notwithstanding, any holding over by Tenant without Landlord’s prior written consent shall constitute an event of default under this Lease and shall be deemed a tenancy at sufferance and shall be subject to all the remedies set forth in Subsection 29(b) of this Lease.

29. Defaults-Remedies.

a)   Defaults.  It shall be a default or event of default under this Lease if any one or more of the following events occurs:

(1)  Tenant fails to pay in full, within ten (10) days of written notice from Landlord of Tenant’s failure to pay, any and all installments of Fixed Basic Rent or Additional Rent or any other charges or payments due and payable under this Lease whether or not herein included as rent.

(2)  Tenant violates or fails to perform or otherwise breaches any agreement, term, covenant or condition contained in this Lease where such failure shall continue for a period of thirty (30) days after written notice from Landlord; provided, however, that if the nature of the default is such that the same cannot reasonably be cured within such thirty (30) day period, Tenant shall not be deemed to be in default if Tenant shall commence the cure of such default within such  thirty (30) day period and thereafter diligently prosecute the same to completion within ninety (90) days after Tenant receives written notice thereof.

(3)  Tenant abandons or vacates the Premises without notice and without first having paid to Landlord the amount required pursuant to Section 5(a) hereof.

(4)  Tenant becomes insolvent or bankrupt in any sense or makes an assignment for the benefit of creditors or if a petition in bankruptcy or for reorganization or for an arrangement with creditors under any federal or state law is filed by or against Tenant, or a bill in equity or other proceeding for the appointment of a receiver or similar official for any of Tenant’s assets is commenced, or if any of the real or personal property of Tenant shall be levied upon by any sheriff, marshal or constable; provided, however, that any proceeding brought by anyone other than the parties to this Lease under any bankruptcy, reorganization arrangement, insolvency, readjustment, receivership or similar law shall not constitute an event of default until such proceeding, decree, judgment or order has continued unstayed for more than sixty (60) consecutive days.

(5)  Any of the events enumerated in Subsections (a)(3) of this Section 28 happen to the Guarantor of this Lease or any default beyond applicable notice and cure periods occurs with respect to the Guaranty.

b)  Remedies.  Upon the occurrence of an event of default under this Lease, Landlord shall have all of the following rights:

(i)           Landlord may accelerate the whole or any part of the Fixed Basic Rent and all Additional Rent for the entire unexpired balance of the Term, as well as all other charges, payments, costs and expenses herein agreed to be paid by Tenant, and, as further clarification for the avoidance of doubt, any Fixed Basic Rent or other charges, payments, costs and expenses so accelerated shall, in addition to any and all installments of rent already due and payable and in arrears and any other charge or payment herein reserved, included or agreed to be treated or collected as rent and any other charge, expense or cost herein agreed to be paid by Tenant which may be due and payable and in arrears, be deemed due and payable as if, by the terms and provisions of this Lease, such accelerated rent and other charges, payments, costs and expenses were on that date payable in advance.

(ii)           Landlord may re-enter the Premises and, at the option of Landlord, remove all persons and all or any property therefrom, either by summary dispossess proceedings or by any suitable action or proceeding at law or by force or otherwise, without being liable for prosecution or damages therefor, and Landlord may repossess and enjoy the Premises.  Upon recovering possession of the Premises by reason of or based upon or arising out of a default on the part of Tenant, Landlord may, at Landlord’s option, either terminate this Lease or make such alterations and repairs as may be necessary in order to relet the Premises and may relet the Premises or any part or parts thereof in Landlord’s name for a term or terms which may, at Landlord’s option, be less than or exceed the period which would otherwise have constituted the balance of the Term and at such rent or rents and upon such other terms and conditions as in Landlord’s sole discretion may seem advisable and to such person or persons as may in Landlord’s discretion seem best; upon each such reletting all rents received by Landlord from such reletting shall be applied as follows: first, to the payment of any costs and expenses of such reletting, including all costs of alterations and repairs; second, to the payment of any indebtedness other than Fixed Basic Rent, Additional Rent or other charges due hereunder from Tenant to Landlord; third, to the payment of Fixed Basic Rent, Additional Rent and other charges due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied in payment of future rent as it may become due and payable hereunder.  If rentals received from reletting during any month are less than that to be paid during that month by Tenant, Tenant shall pay any such deficiency to Landlord.  Such deficiency shall be calculated and paid monthly.  No such re-entry or taking possession of the Premises or the making of alterations or improvements thereto or the reletting thereof shall be construed as an election on the part of Landlord to terminate this Lease unless written notice of termination is given to Tenant.  Landlord shall in no event be liable in any way whatsoever for failure to relet the Premises or, in the event that the Premises or any part or parts thereof are relet, for failure to collect the rent thereof under such reletting.  Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach.

(iii)           Landlord may terminate this Lease and the Term without any right on the part of Tenant to waive the forfeiture by payment of any sum due or by other performance of any condition, term or covenant broken.  Upon such termination, Landlord shall be entitled to recover, in addition to any and all sums and damages for violation of Tenant’s obligations hereunder in existence at the time of such termination, damages for Tenant’s default in an amount equal to the amount of the Fixed Basic Rent and Additional Rent reserved for the balance of the Term, as well as all other charges, payments, costs and expenses herein agreed to be paid by Tenant all of which amount shall be immediately due and payable from Tenant to Landlord upon demand therefor.

(iv)           CONFESSION OF JUDGMENT FOR POSSESSION.  UPON THE OCCURRENCE OF AN EVENT OF DEFAULT OR UPON THE EXPIRATION OR TERMINATION OF THE TERM OF THIS LEASE, FOR THE PURPOSE OF OBTAINING POSSESSION OF THE PREMISES, TENANT HEREBY AUTHORIZES AND EMPOWERS THE PROTHONOTARY OR ANY ATTORNEY OF ANY COURT OF RECORD IN THE COMMONWEALTH OF PENNSYLVANIA OR ELSEWHERE, AS ATTORNEY FOR TENANT AND ALL PERSONS CLAIMING UNDER OR THROUGH TENANT, TO APPEAR FOR AND CONFESS JUDGMENT AGAINST TENANT FOR POSSESSION OF THE PREMISES, AND AGAINST ALL PERSONS CLAIMING UNDER OR THROUGH TENANT, IN FAVOR OF LANDLORD, FOR RECOVERY BY LANDLORD OF POSSESSION THEREOF, FOR WHICH THIS AGREEMENT OR A COPY HEREOF VERIFIED BY AFFIDAVIT, SHALL BE A SUFFICIENT WARRANT; AND THEREUPON A WRIT OF POSSESSION MAY IMMEDIATELY ISSUE FOR POSSESSION OF THE PREMISES, WITHOUT ANY PRIOR WRIT OR PROCEEDING WHATSOEVER AND WITHOUT ANY STAY OF EXECUTION. IF FOR ANY REASON AFTER SUCH ACTION HAS BEEN COMMENCED THE SAME SHALL BE TERMINATED AND THE POSSESSION OF THE PREMISES REMAINS IN OR IS RESTORED TO TENANT, LANDLORD SHALL HAVE THE RIGHT UPON THE OCCURRENCE OF ANY SUBSEQUENT EVENT OF DEFAULT TO CONFESS JUDGMENT IN ONE OR MORE FURTHER ACTIONS IN THE MANNER AND FORM SET FORTH ABOVE TO RECOVER POSSESSION OF SAID PREMISES FOR SUCH SUBSEQUENT DEFAULT.  NO SUCH TERMINATION OF THIS LEASE, NOR TAKING, NOR RECOVERING POSSESSION OF THE PREMISES SHALL DEPRIVE LANDLORD OF ANY REMEDIES OR ACTION AGAINST TENANT FOR FIXED BASIC RENT, ADDITIONAL RENT OR FOR OTHER SUMS DUE HEREUNDER OR FOR DAMAGES DUE OR TO BECOME DUE FOR THE BREACH OF ANY CONDITION OR COVENANT HEREIN CONTAINED, NOR SHALL THE BRINGING OF ANY SUCH ACTION FOR RENT AND/OR OTHER SUMS DUE HEREUNDER, OR BREACH OF COVENANT OR CONDITION NOR THE RESORT TO ANY OTHER REMEDY HEREIN PROVIDED FOR THE RECOVERY OF RENT AND/OR OTHER SUMS DUE HEREUNDER OR DAMAGES FOR SUCH BREACH BE CONSTRUED AS A WAIVER OF THE RIGHT TO INSIST UPON THE FORFEITURE AND TO OBTAIN POSSESSION IN THE MANNER HEREIN PROVIDED.

c)  Waiver of Jury Trial.  IT IS MUTUALLY AGREED BY AND BETWEEN LANDLORD AND TENANT THAT THEY HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTER-CLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OF OCCUPANCY OF THE PREMISES OR CLAIM OF INJURY OR DAMAGE.

d)  Non-Waiver.  No waiver by Landlord of any breach by Tenant of any of Tenant’s obligations, agreements or covenants herein shall be a waiver of any subsequent breach or of any other obligation, agreement or covenant, nor shall any forbearance by Landlord to seek a remedy for any event of default by Tenant be a waiver by Landlord of any rights and remedies with respect to such or any subsequent event of default.

e)  Rights and Remedies Cumulative.  No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy provided herein or by law, but each shall be cumulative and in addition to every other right or remedy given herein or now or hereafter existing at law or in equity or by statute. Landlord shall have a duty to mitigate its damages in the event of Tenant’s default under this Lease.

30.  Condition of Premises.  a)   Tenant accepts the Property and the Premises in their “AS IS” “WHERE IS” condition or state, except as expressly set forth in this Lease.

31. Hazardous Substances.

a)  Neither Tenant nor Landlord shall knowingly cause or allow the generation, treatment, storage or disposal of Hazardous Substances on or near the Premises or Property.  “Hazardous Substances” shall mean (i) any hazardous substance as that term is now or hereafter defined in the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. 9601 et seq., as amended, (ii) any hazardous waste or hazardous substance as those terms are now or hereafter defined in any local, state or Federal law, regulation or ordinance not inapplicable to the Premises and Property, or (iii) petroleum including crude oil or any fraction thereof, except for use and storage of cleaning and office supplies used in the ordinary course of Tenant’s business and then only if (x) such materials are in small quantities, properly labeled and contained and (y) such materials are used, transported, stored, handled and disposed of in accordance with all applicable governmental laws, rules and regulations.

b)  Tenant agrees to indemnify, defend and hold harmless Landlord, its employees, agents, successors, and assigns, from and against any and all damage, claim, liability, or loss, including reasonable attorneys’ and other fees, arising out of or in any way connected to the generation, treatment, storage or disposal of Hazardous Substances by Tenant, its employees, agents, contractors, or invitees, on or near the Premises or Property.  Such duty of indemnification shall include, but not be limited to damage, liability, and loss pursuant to all Federal, state and local environmental laws, rules and ordinances, strict liability and common law (collectively, “Environmental Laws”).

c)   Landlord represents, warrants and covenants that, except as set forth in that certain Phase I Environmental Site Assessment for the Property dated 12/3/07 and prepared by ATC Associates, Inc., Landlord has no knowledge of any Hazardous Substances in, on or under the Property in quantities or concentrations that require remediation under applicable Environmental Laws.

d)  Landlord shall indemnify, defend and hold Tenant and Tenant's employees, agents, successors and assigns, from and against (i) any obligation to remediate any Hazardous Substances present in, on or under the Property not caused by Tenant, and (ii) all damages, claims, liabilities or losses, including reasonable attorneys' fees and other fees, arising out of or in any way connected to the generation, treatment, storage or disposal of Hazardous Substances by Landlord, its employees, agents or contractors, on or in the Premises or the Property.  Such duty of indemnification shall include, but not be limited to damage, liability, or loss pursuant to all Federal, state and local environmental laws, rules and ordinances, strict liability and common law.

e)  Tenant agrees to notify Landlord, and Landlord agrees to notify Tenant, immediately, to the extent of knowledge of Tenant or Landlord, as the case may be, of any disposal of Hazardous Substances in the Premises or Property, of any discovery of Hazardous Substances in the Premises or the Property, or of any notice by a governmental authority or private party alleging or suggesting that a disposal of Hazardous Substances on or near the Premises or Property may have occurred.  Furthermore, Tenant shall provide Landlord, and Landlord shall provide Tenant, with full and complete access to any documents or information in its possession or control relevant to the question of the generation, treatment, storage, or disposal of Hazardous Substances on or near the Premises or the Property.

32. Recording.  Upon Tenant’s request, a Memorandum of Lease shall be executed by the parties and recorded by Tenant, at its expense, in a form acceptable to both Landlord and Tenant, provided that Landlord and Tenant shall deposit a termination of such Memorandum of Lease in escrow with a title company acceptable to Lender pursuant to the form of escrow agreement attached hereto as Exhibit N.

33. Brokers’ Commission.  Each party represents and warrants to the other that the Brokers (as defined in the Preamble) are the sole brokers with whom such party has negotiated in bringing about this Lease and each party agrees to indemnify and hold the other harmless from any and all claims of other brokers dealt with by such party and expenses in connection therewith arising out of or in connection with the negotiation of or the entering into this Lease by Landlord and Tenant.  Further, Landlord shall pay all commissions due and payable to the Brokers as a result of the execution of this Lease pursuant to the terms of the respective separate agreements entered into between Landlord and the Brokers and Landlord agrees to indemnify and hold the Tenant harmless from any and all claims of either Broker for the payment of commissions or other costs and expenses.

34. Notices.  All notices, demands, requests, consents, certificates, and waivers required or permitted hereunder from either party to the other shall be in writing and sent by United States certified mail, return receipt requested, postage prepaid, facsimile or by recognized overnight courier, addressed as follows:

If to Tenant prior to the Commencement Date: 3190 Tremont Avenue Trevose, PA 19053 Attention: General Counsel Facsimile: 215-354-1049

If to Tenant on and after the Commencement Date: At the Premises Attention: General Counsel
Facsimile: 215-354-1049

If to Landlord: Horizon Office Development I, L.P. 2701 Renaissance Boulevard, 4th Floor King of Prussia, PA 19406 Attention: Mr. Richard Heany
Facsimile: 610-337-5599

with a copy to:
Mitchell Campbell, LLC
2701 Renaissance Boulevard, 4th Floor
King of Prussia, PA 19406
Attention: Yolanda Rodriguez, Esquire
Facsimile: 610-337-5599

Prudential Real Estate Investors
8 Campus Drive, 4th Floor
Parsippany, NJ 07054
Attention: Mr. Daniel McKeever
Facsimile: 973-683-1670

Thompson & Knight LLP
Burnett Plaza, Suite 1600
801 Cherry Street, Unit #1
Fort Worth, Texas 76102
Attention: Susan E. Coleman, Esquire
Facsimile: 214-999-1555

Either party may at any time, in the manner set forth for giving notices to the other, specify a different address or facsimile to which notices to it shall thereafter be sent.  All notices shall be effective upon receipt or rejection of receipt by the addressee.

35. Irrevocable Offer; No Option.  Although Tenant’s execution of this Lease shall be deemed an offer irrevocable by Tenant, the submission of this Lease by Landlord to Tenant for examination shall not constitute a reservation of or option for the Premises. This Lease shall become effective only upon execution thereof by an authorized officer of the general partner of Landlord on behalf of Landlord and by an authorized officer of Tenant.

36. Inability to Perform; Damages.  It is understood and agreed that Landlord and Tenant shall in no event be liable for failure to perform any obligation under this Lease in the event Landlord or Tenant is prevented from so performing by strike, lockout, breakdown, accident, order or regulation enacted after the Effective Date of or by any governmental authority, or because of war or other emergency, or for any cause beyond Landlord’s or Tenant’s reasonable control.  The period of any such delay or such prevention shall be deemed added to the time herein provided for the performance of any such obligation.  Notwithstanding the foregoing, in no event shall the terms of this paragraph apply to (a) Sections 3 and 4 of this Lease or (b) any monetary obligations under this Lease.  In no event shall either party ever be liable to the other for any indirect or consequential damages.

37. Survival.  Notwithstanding anything to the contrary contained in this Lease, the expiration of the Term, whether by lapse of time or otherwise, shall not relieve Tenant or Landlord from its obligations accruing prior to the expiration of the Term.  Each indemnity agreement and hold harmless agreement contained herein shall survive the expiration or termination of this Lease.

38. Corporate Tenants.  a)  Tenant hereby covenants and warrants that: Tenant is a duly formed corporation qualified to do business in the state in which the Property is located; Tenant will remain qualified to do business in said state throughout the Term and any renewals thereof; and such persons executing this Lease are duly authorized by such corporation to execute and deliver this Lease on behalf of the corporation.

b)  Landlord hereby covenants and warrants that: Landlord is a duly formed limited partnership qualified to do business in the state in which the Property is located; Landlord will remain qualified to do business in said state throughout the Term and any renewals thereof; and such persons executing this Lease are duly authorized by such limited partnership to execute and deliver this Lease on behalf of the limited partnership.

c)  Landlord, to induce Tenant to enter into this Lease and to lease the Premises from Landlord, represents and warrants to Tenant as follows:

(i)           The entry by Landlord into this Lease, and the observance and performance of each of Landlord’s agreements and obligations hereunder, have been duly approved by all necessary action on the part of Landlord.  This Lease constitutes the valid and binding obligations of Landlord, enforceable in accordance with its terms;

(ii)           There are no judgments, orders, suits, actions, garnishments, attachments or proceedings of any nature by or before any court, commission, board or other governmental body pending, or, to the best knowledge of Landlord, threatened in writing, which involve or affect, or will involve or affect, the Premises or the validity or enforceability of this Lease or involve any risk of judgment or liability being imposed upon Landlord that could materially adversely affect the financial condition of Landlord or Landlord’s ability to observe or perform fully its agreements and obligations hereunder; and

(iii)           There is no existing agreement, commitment, option or right with, in or to any person to lease, or transfer the fee interest of, all or any portion of the Premises, other than the leasing of the Premises pursuant to this Lease.

39. Tenant Representations and Warranties.  Tenant hereby represents and warrants to Landlord (i) that Guarantor’s most recent publicly available financial statements are true in all material respects as of the date thereof, (ii) that if Guarantor is ever not a publicly traded entity, then, upon ninety (90) days prior written request from Landlord (which request shall not be made more than two (2) times in any one (1) calendar year), Tenant will deliver to Landlord current financial statements for Guarantor which shall be prepared in accordance with generally accepted accounting principles consistently applied, provided that Landlord and any current or prospective lender or investor of Landlord or any prospective purchaser of the Property shall first enter into a non-disclosure agreement with Tenant on the form attached hereto as Exhibit J.

40. Waiver of Invalidity of Lease.  Each party agrees that it will not raise or assert as a defense to any obligation under the Lease or make any claim that the Lease is invalid or unenforceable due to any failure of this document to comply with ministerial requirements including, without limitation, requirements for corporate seals, attestations, witnesses, notarizations or other similar requirements and each party hereby waives the right to assert any such defenses or make any claim of invalidity or unenforceability due to any of the foregoing.

41. Security Deposit.  As additional security for the full and prompt performance by Tenant of the terms and covenants of this Lease, Tenant has deposited with Landlord the Security Deposit, which shall be held in a segregated, interest bearing and federally insured account.  The Security Deposit shall not constitute rent for any month (unless so applied by Landlord on account of Tenant’s default hereunder).  Tenant shall, upon demand, restore any portion of the Security Deposit which may be applied by Landlord to cure any default by Tenant hereunder.  Tenant shall be entitled to interest thereon and Landlord shall not commingle such Security Deposit with any other funds of Landlord.  To the extent that Landlord has not applied the Security Deposit or any portion thereof on account of a default, the Security Deposit plus any applicable interest earned thereon, or such remaining portion of the Security Deposit plus any applicable interest earned thereon, shall be returned to Tenant, promptly following the termination of this Lease.  The Security Deposit shall not be considered an advance payment of rent or a measure of Landlord’s damages in case of default by Tenant.  If Tenant defaults with respect to any provision of this Lease, Landlord may, but shall not be required to, from time to time, without prejudice to any other remedy, use, apply or retain all or any part of this Security Deposit for the payment of any rent or any other sum in default or for the payment of any other amount which Landlord may spend or become obligated to spend by reason of Tenant’s default or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default, including, without limitation costs and reasonable attorneys’ fees incurred by Landlord to recover possession of the Premises.  In the event Landlord or any of its successors or assigns sells, assigns, or otherwise  transfers its interests in this Lease, then such party shall have the obligation to pay to or give control of the Security Deposit to its successor or assign.

42. Estoppel Certificate.  Tenant shall from time to time, within five (5) days after Landlord’s request or that of any Mortgagee of Landlord, execute, acknowledge and deliver to Landlord a certificate substantially in the form attached hereto as Exhibit G (the “Tenant Estoppel Certificate”) provided that Tenant shall be permitted to add to such form any statements required to correct any inaccuracies in such form at the time of execution.  Any certification delivered pursuant to the provisions of this Section shall be intended to be relied upon by Landlord and any Mortgagee or prospective Mortgagee or purchaser or prospective purchaser of the Property or of any interest therein.  Tenant’s failure to furnish the Tenant Estoppel Certificate within said five (5) day period shall constitute an event of default under this Lease. Landlord shall have the right to request Tenant to execute a Tenant Estoppel Certificate no more than two (2) times in any twelve (12)-month period.

43. Rights Reserved by Landlord.  Landlord waives no rights, except those that may be specifically waived herein, and explicitly retains all other rights including, without limitation, the following rights, each of which Landlord may exercise without notice to Tenant and without liability to Tenant for damage or injury to property, person or business on account of the exercise thereof, and the exercise of any such rights shall not be deemed to constitute an eviction or disturbance of Tenant’s use or possession of the Premises and shall not give rise to any claim for set-off or abatement of Rent or any other claim:

a)  To change the name or street address of the Building;

b)  The exclusive right to use the name of the Building for all purposes, except that Tenant may use the name on its business address and for no other purpose;

c)  Subject to Section 14, to install, affix and maintain any and all signs on the exterior and on the interior of the Building or the Property;

d)  Subject to Section 17, to decorate or to make repairs, alterations, additions, or improvements, whether structural or otherwise, in and about the Building, or any part thereof (other than the Premises, and for such purposes Landlord shall not be permitted to enter upon the Premises except as set forth in Section 17 above), and during the continuance of any of such work, to temporarily close doors, entry ways, public space and corridors in the Building and to interrupt or temporarily suspend services or use of Common Facilities, all without affecting any of Tenant’s obligations hereunder, so long as the Premises are reasonably accessible and usable;

e)  To furnish door keys for the entry door(s) in the Premises on the Commencement Date and to retain at all times, and to use in appropriate instances, keys to all doors into the Premises.  Tenant agrees to purchase only from Landlord additional duplicate keys as required, to change no locks on doors into the Premises, and not to affix locks on doors into the Premises without the prior written consent of Landlord.  Upon the expiration of the Term or Tenant’s right to possession, Tenant shall return all keys on doors into the Premises to Landlord and shall disclose to Landlord the combination of any safes, cabinets or vaults left in the Premises;

f)  To designate and approve all window coverings used in the Building;

g)  To approve the weight, size and location of safes, vaults and other heavy equipment and articles in and about the Premises and the Building so as not to exceed the legal load per square foot designated by the structural engineers for the Building, and to require all such items and furniture and similar items to be moved into or out of the Building and Premises only at such times, in such manner and upon such terms as Landlord shall direct in writing;

h)  To regulate delivery of supplies and the usage of the loading docks, receiving areas and freight elevators;

i)  To erect, use and maintain pipes, ducts, wiring and conduits, and appurtenances thereto, in and through the Premises;

j)  To alter the layout, design and/or use of the Building in such manner as Landlord, in its sole discretion, deems appropriate, so long as the character of the Building as a first class office building is maintained; and

k)  Subject to Section 15(c), the exclusive right to use or dispose of the use of the roof of the Building.

44. Miscellaneous.

a)  Entire Agreement.  This Lease represents the entire agreement between the parties hereto and there are no collateral or oral agreements or understandings between Landlord and Tenant with respect to the Premises or the Property.  No rights, easements or licenses are acquired in the Property or any land adjacent to the Property by Tenant by implication or otherwise except as expressly set forth in the provisions of this Lease.

b)  Modification.  This Lease shall not be modified in any manner except by an instrument in writing executed by the parties.

c)  Interpretation.  The masculine (or neuter) pronoun, singular number, shall include the masculine, feminine and neuter genders and the singular and plural number.  Unless the context of this Lease clearly requires otherwise, references to “including” has the inclusive meaning identified with the phrase “but not limited to” and references to “hereunder” or “herein” relate to this Lease as a whole and not to any particular Section, subsection or clause.

d)  Exhibits.  Each writing or plan referred to herein as being attached as an Exhibit or otherwise designated herein as an Exhibit hereto is hereby made a part of this Lease.

e)  Captions and Headings.  The captions and headings of sections, subsections and the table of contents herein are for convenience only and are not intended to indicate all of the subject matter in the text and they shall not be deemed to limit, construe, affect or alter the meaning of any provisions of this Lease and are not to be used in interpreting this Lease or for any other purpose in the event of any controversy.

f)  Severability.  If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

g)  Counterparts.  This Lease may be executed in two or more counterparts (delivery of which may occur via facsimile or electronic mail attachment in “pdf” or similar format), each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument.  Each such copy shall be deemed an original, and it shall not be necessary in making proof of this instrument to produce or account for more than one such counterpart.

h)  No Representations by Landlord.  Landlord and Landlord’s agents have made no representations, agreements, conditions, warranties, understandings or promises, either oral or written, other than as expressly set forth in this Lease, with respect to this Lease, the Premises, the Building, and/or the Property.

i)  Relationship of Parties.  This Lease shall not create any relationship between the parties other than that of Landlord and Tenant.

j)  Choice of Law.  The terms of this Lease shall be construed under the laws of the Commonwealth of Pennsylvania, and exclusive jurisdiction and venue shall be in the Court of Common Pleas of the County in which the Property is located without regard to principles of choice or conflict of law.

k)  Time is of the Essence.  Time is of the essence in all provisions of this Lease.

l)  Attorneys Fees.  In the event of any action or dispute between Landlord and Tenant arising out of this Lease, the losing party shall pay the prevailing party a reasonable sum for attorneys’ fees incurred in bringing or defending such action and/or enforcing any judgment granted in such action.  This provision shall override any conflicting attorney’s fees provision in this Lease.

m)  Smoking Policy.  No smoking shall be permitted inside any portion of the Building or outside of the Building within twenty-five (25) feet of any entrances and operable windows of the Building at any time; however, Landlord will designate an outdoor smoking area for the use of Tenant in common with other tenants and occupants of the Building, in a location determined by Landlord in its sole discretion and in compliance with applicable laws.

45. Additional Definitions.

a)  “Date of this Lease” or “date of this Lease” shall mean the Effective Date.

b)  “Landlord” as used in this Lease includes the Landlord named above as well as its successors and assigns, each of whom shall have the same rights, remedies, powers, authorities and privileges as it would have had it originally signed this lease as Landlord. Any such person, whether or not named herein, shall have no liability hereunder after ceasing to hold title to the Property.  Neither Landlord nor any principal of Landlord nor any owner of the Building or the Property, whether disclosed or undisclosed, shall have any personal liability with respect to any of the provisions of this Lease, the Premises or the Property, and if Landlord is in breach or default with respect to Landlord’s obligations under this Lease or otherwise, Tenant shall look solely to the equity of Landlord in the Premises and the rents, issues and profits therefrom for the satisfaction of Tenant’s remedies.  Tenant hereby agrees that Tenant’s remedies for default hereunder or in any way arising in connection with this Lease including any breach of any promise or inducement or warranty, express or implied, shall be limited to an action for direct and proximate damages and/or for specific performance or injunctive relief provided that Tenant has given any required notices and opportunities to cure.

c)  “Tenant” as used in this Lease includes the Tenant named above as well as its heirs, successors and assigns, each of which shall be under the same obligations, liabilities and disabilities and each of which shall have the same rights, privileges and powers as it would have possessed had it originally signed this Lease as Tenant.  However, no such rights, privileges or powers shall inure to the benefit of any assignee of Tenant, immediate or remote, unless the assignment to such assignee is permitted or has been approved in writing by Landlord.  Any notice required or permitted by the terms of this Lease may be given by or to any one of the persons named above as Tenant, and shall have the same force and effect as if given by or to all of them.

d)  “Mortgage” as used in this Lease includes any lien or encumbrance on the Premises, the Building or the Property or on any part of or interest in or appurtenance to any of the foregoing, including without limitation any ground rent or ground lease if Landlord’s interest is or becomes a leasehold estate.  The word “Mortgagee” is used herein to include the holder of any Mortgage, including any ground Landlord if Landlord’s interest is or becomes a leasehold estate.  Wherever any right is given to a Mortgagee, that right may be exercised on behalf of such Mortgagee by any representative or servicing agent of such Mortgagee.

e)  “Person” as used in this Lease includes a natural person, a partnership, a corporation, an association, and any other form of business association or entity.

f)  “Rent” or “rent” as used in this Lease shall mean all Fixed Basic Rent and Additional Rent and any other rent or other sums due under this Lease reserved under this Lease.

g)  “knowledge of the Tenant” or “best knowledge of the Tenant” and each phrase having equivalent meaning (e.g. “known to the Tenant”) shall be conclusively deemed to be only the conscious awareness of facts or other information of the Chief Executive Officer or Chief Financial Officer of the Tenant, without such persons being obligated or deemed obligated to conduct or to have conducted any special investigation or inquiry into the affairs or business of the Tenant except as is reasonable given their standing as an Officer of the Tenant.  The Tenant shall not be deemed to have knowledge, actual, constructive or otherwise, of any fact, circumstance, or occurrence known (or deemed to be known) to any person other than as set forth in the preceding sentence.

46. Renewal Option.  Tenant is hereby granted two (2) options (each, a “Renewal Option”) to renew this Lease for one (1) additional five (5) year term for each Renewal Option (each, a “Renewal Term”) upon the following terms and conditions:

a)  At the time Tenant elects to exercise the Renewal Option and on the first day of the Renewal Term, an event of default shall not have occurred and be continuing (beyond all applicable cure periods) under the terms and provisions of this Lease.

b)  Notice of Tenant’s election to exercise the Renewal Option shall be sent to Landlord in writing at least nine (9) months but not more than twelve (12) months before the expiration of the initial Term (in the case of the first Renewal Option) or the first Renewal Term (in the case of the second Renewal Option).

c)  The first Renewal Term shall commence at the expiration of the initial Term and the second Renewal Term shall commence at the expiration of the first Renewal Term, and all of the terms and conditions of this Lease, other than the Fixed Basic Rent, shall apply during the Renewal Term, provided that no abatements or other concessions shall apply to the Renewal Term with the exception that Landlord shall be required to provide new carpet and paint for the Premises in conjunction with Tenant’s exercise of the first Renewal Option equivalent to the specifications provided for in the Premises Plans; Tenant shall have no option to renew this Lease beyond the second Renewal Term; and all leasehold improvements within the Premises shall be provided in their then existing condition (on an “As Is” basis) at the time the Renewal Term commences.

d)  The annual Fixed Basic Rent to be paid during the Renewal Term shall be ninety-five percent (95%) of the fair market value for the Premises (“Market Rent”) determined as set forth below at the commencement of the Renewal Term.  In determining the Market Rent, Landlord shall notify Tenant of the Market Rent as established by Landlord.  Should Tenant dispute Landlord’s determination of Market Rent, Tenant shall be free to, at Tenant’s sole cost and expense, employ the services of an appraiser who is a member of MAI and who has at least five (5) years experience in appraising office buildings in the area in which the Premises is located who shall render an appraisal as to Market Rent which shall be delivered to Landlord on or prior to the date which is thirty (30) days following Tenant’s receipt of Landlord’s notice with respect to Market Rent.  If Landlord and Tenant’s appraiser cannot agree on Market Rent within ten (10) days of Landlord’s receipt of Tenant’s appraiser’s appraisal, Landlord shall employ, at its sole cost and expense, the services of an appraiser who is a member of MAI and who has at least five (5) years experience in appraising office buildings in the area in which the Premises is located who shall render an appraisal within thirty (30) days.  If the two appraisers cannot agree on Market Rent within twenty (20) days of delivery of the appraisal from Landlord’s appraiser, Landlord and Tenant shall mutually select an independent appraiser acceptable to both who shall be a member of MAI and who has at least five (5) years experience in appraising office buildings in the area in which the Premises is located who shall render an appraisal as to Market Rent.  If Landlord and Tenant are unable to agree upon such mutually acceptable independent appraiser within five (5) business days, either Landlord or Tenant may request the American Arbitration Association  to appoint such independent appraiser who shall be a member of MAI  and who has at least five (5) years experience in appraising office buildings in the area in which the Premises is located who shall render an appraisal as to Market Rent, and in such event the judgment of the independent appraiser shall be final and binding upon the parties.  The parties shall share equally in the cost of all such independent appraisers, provided that the independent appraisers selected by Tenant and Landlord shall be at commercially reasonable rates.  Pending resolution of the issue of Market Rent, Tenant shall pay Landlord as of commencement of the Renewal Term, the Market Rent as established by Landlord, subject to retroactive adjustment upon final determination of this issue.  In no event shall the Fixed Basic Rent to be paid during the Renewal Term be less than that paid for the Premises during the last year of the Term, provided that if the independent appraiser determines that the Fixed Basic Rent during the last year of the Term is in excess of the Market Rent, Tenant shall be permitted to withdraw its exercise of the Renewal Option.

e)  In the event an assignee of Tenant exercises the Renewal Option(s) set forth herein, Tenant shall remain liable under the Lease for all of the obligations of the tenant hereunder during such Renewal Term, whether or not Tenant has consented to or is notified of such renewal and Landlord shall have no obligation to obtain the consent of Tenant or to notify Tenant of such renewal.

47. Anti-Terrorism Provisions.

a)   Tenant is not, and shall not during the Term of the Lease become, a person or entity with whom Landlord is restricted from doing business under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56 (commonly known as the “USA Patriot Act”) and Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001 and regulations promulgated pursuant thereto (collectively, “Anti-Terrorism Laws”), including without limitation persons and entities named on the Office of Foreign Asset Control Specially Designated Nationals and Blocked Persons List (collectively, “Prohibited Persons”).

b)   To the best of its knowledge, Tenant is not currently engaged in any transactions or dealings, or otherwise associated with, any Prohibited Persons in connection with the use or occupancy of the Premises, the Building or the Property.  Tenant will not, during the Term of this Lease, engage in any transactions or dealings, or be otherwise associated with, any Prohibited Persons in connection with the use or occupancy of the Premises, the Building or the Property.

c)   Tenant’s breach of any representation or covenant set forth in this Section shall constitute a default of this Lease by Tenant, entitling Landlord to any and all remedies hereunder, or at law or in equity.

48.ERISA. It is understood that from time to time during the Lease Term, Landlord may be subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and as a result may be prohibited by law from engaging in certain transactions. Tenant represents and warrants after due inquiry that at the time this Lease is entered into and at any time thereafter when its terms are amended or modified, neither Tenant nor its “affiliates” (as defined in Part V (c) of Prohibited Transaction Exemption 84-14 (“PTE 84-14”), as amended) has the authority to appoint or terminate The Prudential Insurance Company of America (“Prudential”) as an investment manager of the Prudential separate account Western Conference of Teamsters, nor the authority to negotiate the terms of any management agreement between Prudential and the Western Conference of Teamsters.  Further, Tenant is not “related” to Prudential within the meaning of Part V(h) of PTE 84-14.

49.TENANT WAIVER.  SECTION 29(b) HEREOF SETS FORTH A WARRANT OR AUTHORITY FOR AS ATTORNEY TO CONFESS JUDGMENT AGAINST TENANT. IN GRANTING THIS WARRANT OF ATTORNEY TO CONFESS JUDGMENT AGAINST TENANT, TENANT HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHTS TENANT HAS OR MAY HAVE TO PRIOR NOTICE AND AN OPPORTUNITY FOR HEARING UNDER THE CONSTITUTIONS AND LAWS OF THE UNITED STATES AND THE COMMONWEALTH OF PENNSYLVANIA. TENANT FURTHER ACKNOWLEDGES THAT (A) LANDLORD ADVISED TENANT TO OBTAIN THE ADVICE OF COUNSEL WITH RESPECT TO SECTION 29(b) HEREOF AND (B) TENANT IS A COMMERCIALLY SOPHISTICATED PARTY CAPABLE OF OBTAINING SUCH COUNSEL WHO DECIDED NOT TO OBTAIN THE SAME.

50. Early Termination.  Tenant shall have a one-time right to terminate this Lease with respect to the entire Premises only (the “Termination Option”) effective as of the last day of the sixty-fifth (65th) full calendar month of the Term (the “Accelerated Termination Date”) if:

a)   Tenant is not in default under this Lease (beyond applicable notice and cure periods) as of the date Tenant provides Landlord with a Termination Notice (hereinafter defined); and

b)   This Lease has not been assigned other than to a Permitted Transferee; and

c)   Landlord receives written notice of termination not less than six (6) months prior to the Accelerated Termination Date (the “Termination Notice”); and

d)   Tenant has not exercised the ROFO prior to delivery of the Termination Notice.

In the event Tenant exercises the foregoing right to terminate, Tenant shall pay to Landlord an amount equal to (a) the amount of unamortized broker commissions paid by Landlord (amortized over a seven 7 year period beginning on the five (5) month anniversary of the Commencement Date at the Interest Rate in effect on the date of Tenant’s delivery of the Termination Notice), plus (b) the unamortized amount of tenant improvement costs and expenses expended by Landlord pursuant to the Work Letter (the “Work Letter Costs”) (amortized over a seven 7 year period beginning on the five (5) month anniversary of the Commencement Date at the Interest Rate in effect on the date of Tenant’s delivery of the Termination Notice) ((a) and (b) collectively, the “Early Termination Fee”), as a fee in connection with such early termination and not a penalty.  After Landlord’s receipt of the Termination Notice, Landlord shall provide Tenant with an invoice for the Early Termination Fee, and Tenant shall pay Landlord such Early Termination Fee within thirty (30) days of its receipt of such invoice from Landlord or the Termination Notice shall be deemed null and void.  A sample calculation of the Early Termination Fee is attached hereto as Exhibit P for illustrative purposes only.

In the event Landlord and Tenant enter into another lease agreement covering space in a building owned by Landlord other than the Building covering space containing more rentable square feet than then existing in the Premises on terms and conditions acceptable to Landlord and Tenant in each party’s sole and absolute discretion, and Landlord and Tenant agree to terminate this Lease in connection with such new lease (which agreement either party may withhold in its sole and absolute discretion), then Tenant shall not be required to pay the Termination Fee in connection with such termination of this Lease.

Within thirty (30) days after the Commencement Date, Landlord shall provide Tenant with a written statement of Landlord’s Work Letter Costs.

51. Tenant’s Right of First Offer.

a)   Tenant shall have a right of first offer (“ROFO”) to lease any additional space (“Additional Space”) on the first (1st) or second (2nd) floor level of the office portion of the Building at any time after Landlord has determined that an existing tenant in the Additional Space will not extend or renew the term of its lease or will otherwise vacate the Additional Space (but prior to leasing such Additional Space to a party other than the existing tenant) subject to the rights of any other tenants of the Building pursuant to leases executed prior to the date hereof and provided that Tenant is not in default hereunder (beyond applicable notice and cure periods) at the time a Tenant’s ROFO arises or at the time Tenant elects to accept a proposed ROFO.  Further, if the Additional Space has not been previously occupied by any tenant, Landlord shall also be required to provide Tenant with a notice of the availability of such space.  In the event such Additional Space becomes available during the Term, Landlord shall provide notice (“Notice of Availability”) to Tenant that such Additional Space is available and the terms upon which Landlord is willing to lease such space to Tenant and Tenant shall have fifteen (15) business days in order to notify Landlord that it elects to exercise its rights hereunder and expand the Premises to include all of the Additional Space offered.  Tenant may not exercise a ROFO with respect to only a portion of the Additional Space.  Except as otherwise set forth in this Section 51, the terms offered to Tenant with respect to such Additional Space shall be the same terms and conditions offered under this Lease except that: (i) any free rent or reduced rent obligations provided for in this Lease shall not apply to the Additional Space; (ii) Landlord shall provide Tenant with a build out of the Additional Space, at Landlord’s cost and expense, similar in scope and cost to the Space Plan and Premises Plan (each as defined in Exhibit C of this Lease); and (iii) the Fixed Basic Rent for the Additional Space shall be the rental rate provided in the Notice of Availability.  Except as otherwise provided in this Section 51, the Term of such Additional Space shall be coterminous with the Term under this Lease.

b)   If Tenant elects not to expand into such Additional Space or fails to accept or reject such Additional Space within the fifteen (15) business day period, then Landlord may proceed to lease such space to any third party. However, Landlord shall be obligated to give Tenant another opportunity to lease the Additional Space on the same terms and conditions as such proposed third party lease (including the term and expiration date of such third party lease) before leasing it to a third party if: (a) Landlord intends to enter into a lease with a third party at terms fifteen percent (15%) or less than the Fixed Basic Rent proposed to Tenant in the applicable Notice of Availability (equitably adjusted, if necessary, to account for the costs to build out the Additional Space in accordance with Section 51(a)(ii) hereof) or (b) Landlord intends to enter into a lease with a third party with overall economic terms equal to or better than any counter-offer which Tenant may have made to Landlord in writing in response to the applicable Notice of Availability. If Landlord is obligated to give Tenant such additional opportunity to lease the Additional Space, then Landlord shall give Tenant written notice thereof, and Tenant shall have ten (10) business days from receipt of such notice to accept or reject such opportunity or Tenant shall be deemed to have rejected such opportunity.  If Tenant does not exercise its right to lease the Additional Space and Landlord leases the Additional Space to a third-party tenant, then Tenant’s ROFO with respect to the Additional Space shall lapse on that occasion but shall be effective again if the Additional Space again becomes available for leasing later in the Term.

In any case, if Tenant accepts the Additional Space, the parties shall promptly enter into an amendment to this Lease reflecting the terms offered to Tenant with respect to such Additional Space described above; provided that an otherwise valid exercise of the ROFO shall be fully effective whether or not such amendment is executed .  If there are two (2) years or less remaining in the Term when Tenant exercises its right to lease the Additional Space, but the Renewal Option has not yet been exercised, then in any event where the lease of the Additional Space will be coterminious with the Term under this Lease, Tenant must simultaneously exercise the Renewal Option as set forth in Section 46 hereof (and such exercise shall be permitted, even though it may come more than twelve (12) months prior to the expiration of the initial Term); and (b) if there are two (2) years or less remaining in the then-exercised Renewal Term when Tenant exercises its right to lease the Additional Space, then Tenant shall be required to extend the then-current Term of this Lease so that this Lease will remain in force for at least five (5) years following the date of Tenant’s leasing of the Additional Space.  Landlord will have no liability to Tenant if any tenant of the Additional Space wrongfully holds over.  In the event such tenant wrongfully holds over, Landlord will attempt in good faith to cause such tenant to vacate the Additional Space.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, and in consideration of the mutual entry into this Lease and for other good and valuable consideration, and intending to be legally bound, each party hereto has caused this agreement to be duly executed under seal.

Landlord:

HORIZON OFFICE DEVELOPMENT I, L.P.

	By:	HORIZON WCOT LLC, a Delaware limited liability company, its General Partner

		By:	The Prudential Insurance Company of America, its sole member

Date signed: March 24, 2010		By:	/s/ Daniel McKeever
Name: Daniel McKeever
Title: Vice President

Tenant:

WORLDGATE SERVICE, INC., a Delaware corporation

Date signed: March 24, 2010	By:	/s/ Christopher V. Vitale
	Name:	Christopher V. Vitale
	Title:	SVP, General Counsel and Secretary